UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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PATTERSON-UTI ENERGY, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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April 15, 2016

Dear Stockholder:

We cordially invite you to attend Patterson-UTI Energy, Inc.’s annual stockholders’ meeting. The annual meeting will be held Thursday, June 2, 2016, at 10:00 a.m., local time, at the Hyatt North Houston Hotel, 425 N. Sam Houston Parkway East, Houston, Texas 77060.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to our stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need quickly, while lowering our costs of printing and delivery and supporting sustainability. We are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials, rather than a paper copy of our proxy materials. The notice contains instructions on how to access the proxy materials, vote and obtain, if you so desire, a paper copy of the proxy materials.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting in person, we urge you to promptly vote your shares by using the Internet or telephone, or if the accompanying proxy statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

Thank you for your support.

Sincerely,

MARK S. SIEGEL Chairman of the Board	WILLIAM ANDREW HENDRICKS, JR. President and Chief Executive Officer

PATTERSON-UTI ENERGY, INC.

450 Gears Road, Suite 500

Houston, Texas 77067

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 2, 2016

The 2016 annual meeting of the stockholders of Patterson-UTI Energy, Inc., a Delaware corporation (“Patterson-UTI”), will be held Thursday, June 2, 2016, at 10:00 a.m., local time, at the Hyatt North Houston Hotel, 425 N. Sam Houston Parkway East, Houston, Texas 77060 (the “Meeting”), for the following purposes:

•	to elect seven directors named in this proxy statement to the Board of Directors of Patterson-UTI to serve until the next annual meeting of the stockholders or until their respective successors are elected and qualified;

•	to approve, on an advisory basis, Patterson-UTI’s compensation of its named executive officers;

•	to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2016; and

•	to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 5, 2016 are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

Your vote is important to us. Whether or not you plan to attend the Meeting in person, we urge you to promptly vote your shares by using the Internet or telephone, or if the accompanying proxy statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

By order of the Board of Directors

SETH D. WEXLER

General Counsel and Secretary

April 15, 2016

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to Be Held on June 2, 2016

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

PATTERSON-UTI ENERGY, INC.

450 Gears Road, Suite 500

Houston, Texas 77067

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 2, 2016

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors (the “Board” or “Board of Directors”) of Patterson-UTI Energy, Inc., a Delaware corporation (“Patterson-UTI”), has made this proxy statement and its 2015 annual report available to you on the Internet or, upon your request has delivered printed versions of these materials to you by mail beginning on or about April 18, 2016. Patterson-UTI is furnishing this proxy statement in connection with the solicitation by the Board of Directors of proxies to be voted at the 2016 annual meeting of stockholders of Patterson-UTI (the “Meeting”). The Meeting will be held Thursday, June 2, 2016, at 10:00 a.m., local time, at the Hyatt North Houston Hotel, 425 N. Sam Houston Parkway East, Houston, Texas 77060, or at any adjournment or postponement thereof. The Notice of Internet Availability of Proxy Materials (the “Notice”) was mailed to each of Patterson-UTI’s stockholders (other than those who previously requested electronic delivery) entitled to vote at the Meeting on or about April 18, 2016.

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), Patterson-UTI has elected to provide stockholders access to its proxy materials on the Internet. Accordingly, Patterson-UTI sent a Notice to all of its stockholders as of the record date. The Notice includes instructions on how to access Patterson-UTI’s proxy materials on the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will support sustainability. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate such election.

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares, and the Notice was sent directly to you.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Whether you are a “stockholder of record” or hold your shares in “street name,” you may direct your vote without attending the Meeting in person.

If you are a stockholder of record, you may vote by using the Internet or telephone by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by completing, dating, signing and returning your proxy card by mail. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically using the Internet or telephone by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction card provided by your brokerage firm, bank, broker-dealer, or other similar organization and returning it by mail. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your brokerage firm, bank, broker-dealer, or similar organization as you have directed.

Properly submitted proxies received either by mail, Internet, telephone or in person in time to be counted for the Meeting will be voted as you have directed in your proxy, unless you revoke your proxy in the manner provided below. As to any matter for which you give no direction in your proxy, your shares will be voted as follows:

•	“FOR” the election of all of the nominees to the Board of Directors named in this proxy statement;

•	“FOR” the approval, on an advisory basis, of Patterson-UTI’s compensation of its named executive officers;

•	“FOR” the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2016; and

•	“FOR” or “AGAINST” any other proposals that may be properly submitted at the Meeting at the discretion of the persons named in the proxy.

If you are a stockholder of record, you may revoke your proxy before the proxy is voted by either:

•	submitting a new proxy with a later date, including a proxy submitted using the Internet or telephone, in time to be counted for the Meeting;

•	notifying the Secretary of Patterson-UTI in writing before the Meeting that you have revoked your proxy; or

•	attending the Meeting and voting in person.

If your shares are held in street name, you must obtain a proxy executed in your favor from the stockholder of record (that is, your brokerage firm, bank, broker-dealer or similar organization) to be able to vote at the Meeting.

The Board of Directors is making this solicitation. We have retained Georgeson LLC, 480 Washington Blvd., 26th Floor, Jersey City, New Jersey 07310, for a fee of approximately $8,500 and the reimbursement of out of pocket costs and expenses, to assist in the solicitation of proxies on behalf of the Board. Patterson-UTI’s officers and other employees, without compensation other than regular compensation, may also solicit proxies on behalf of the Board by mail, email, the Internet, telephone, electronic means and personal interview. Patterson-UTI will pay all costs associated with this solicitation.

SHARES OUTSTANDING AND VOTING RIGHTS

Only stockholders of record of Patterson-UTI’s common stock, $.01 par value per share (the “Common Stock”), at the close of business on April 5, 2016 are entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. At the close of business on April 5, 2016, there were 147,167,622 shares of Common Stock issued and outstanding. Holders of record of Common Stock on April 5, 2016 will be entitled to one vote per share on all matters to properly come before the Meeting. A list of stockholders entitled to notice of and to vote at the Meeting will be made available at the Meeting and during regular business hours at the offices of Patterson-UTI Energy, Inc., 450 Gears Road, Suite 500, Houston, Texas 77067 for the ten day period prior to the Meeting for examination by any stockholder for any purpose germane to the Meeting.

A quorum is necessary to transact business at the Meeting. A majority of the shares of Common Stock outstanding on April 5, 2016 will constitute a quorum. The shares held by each stockholder who attends the Meeting in person, signs and timely returns the form of proxy or properly votes using the Internet or telephone will be counted for purposes of determining the presence of a quorum at the Meeting.

“Broker non-votes” will be considered present at the Meeting but will not be counted to determine the total number of votes cast. Broker non-votes occur when nominees, such as brokerage firms, banks, broker-dealers, or other similar organizations holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. If you do not give instructions to your bank, brokerage firm or other agent, the bank, brokerage firm or other agent will nevertheless be entitled to vote your shares of Common Stock in its discretion on “routine matters” and may give or authorize the giving of a proxy to vote the shares of Common Stock in its discretion on such matters. The ratification of an independent registered public accounting firm is generally considered a routine matter, whereas the election of directors and advisory approval of executive compensation are not considered routine matters. For these reasons, please promptly vote in accordance with the instructions provided by your brokerage firm, bank, broker-dealer, or other similar organization.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Under Delaware law and Patterson-UTI’s bylaws, the affirmative vote of a plurality of shares present in person or represented by proxy at the meeting at which a quorum is present is required for the election of directors.

The enclosed form of proxy provides a means for you to either:

•	vote “FOR” the election of the nominees to the Board of Directors listed below,

•	withhold authority to vote for one or more of the nominees, or

•	withhold authority to vote for all of the nominees.

The Board of Directors recommends that you vote “FOR” all of the nominees.    Unless you give contrary instructions in your proxy, your proxy will be voted “FOR” the election of all of the nominees to the Board of Directors. If any nominee should become unable or unwilling to accept the nomination or election, the person acting under the proxy will vote for the election of such other person as the Board of Directors may recommend. The Board has no reason, however, to believe that any of the nominees will be unable or unwilling to serve if elected.

Because directors are elected by a plurality vote, shares as to which a stockholder withholds authority to vote and broker non-votes will not affect the outcome of the election. A broker non-vote will be counted for purposes of establishing a quorum, but will not be treated as a vote cast with respect to the election of directors. This will have the effect of reducing the absolute number of votes cast for the election of directors.

Our corporate governance guidelines require that if a director receives in an uncontested election a greater number of “withhold” votes than votes cast “for” his or her election, the Nominating and Corporate Governance Committee of the Board of Directors will undertake a prompt evaluation of the appropriateness of the director’s continued service on the Board of Directors. In performing this evaluation, the Nominating and Corporate Governance Committee will review all factors it deems relevant, including the stated reasons why votes were withheld, the director’s length of service, his or her past contributions to Patterson-UTI and the availability of other qualified candidates. The Nominating and Corporate Governance Committee will then make its recommendation to the Board. The Board of Directors will review the Nominating and Corporate Governance Committee’s recommendation and consider such further factors and information as it deems relevant. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting. If the Board of Directors determines remedial action is appropriate, the director shall promptly take whatever action is requested by the Board. If the director does not promptly take the recommended remedial action or if the Board of Directors determines that immediate resignation is in the best interests of Patterson-UTI and its stockholders, the Board of Directors may accept the director’s resignation that will have been tendered as follows. Each director will, as a condition to his or her appointment or election as a director or nomination as a director, agree in writing to comply with the terms of Patterson-UTI’s majority voting policy and provide to the Board of Directors an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which such director faces re-election and (ii) the Board of Directors’ acceptance of such resignation.

Set forth below is the name, age, position and a brief description of the business experience during at least the past five years of each of the members of Patterson-UTI’s Board of Directors, as well as specific qualifications, attributes and skills of such member that were identified by the Nominating and Corporate Governance Committee when concluding such member should be nominated to serve on the Board of Directors. Each current member of Patterson-UTI’s Board of Directors is a nominee for election to the Board of Directors. There are no arrangements or understandings between any person and any of the directors pursuant to which such director was selected as a nominee for election at the Meeting. There are no family relationships among any of the directors or executive officers of Patterson-UTI.

Name	Age	Position
Mark S. Siegel	65	Chairman of the Board and Director
Kenneth N. Berns	56	Senior Vice President and Director
Charles O. Buckner	71	Director
Michael W. Conlon	69	Director
Curtis W. Huff	58	Director
Terry H. Hunt	67	Director
Tiffany J. Thom	43	Director

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of Patterson-UTI’s business and structure, the Nominating and Corporate Governance Committee and the Board of Directors focused primarily on the information discussed in each of the directors’ individual biographies set forth below.

In particular, with regard to Mr. Siegel, the Board of Directors considered his broad business and legal experience, as well as his expertise with respect to Patterson-UTI’s business. In addition, the Board considered Mr. Siegel’s demonstrated leadership for more than 20 years in the aggregate of Patterson-UTI and one of its predecessor companies, UTI Energy Corp. (“UTI”). In addition, the Board considered Mr. Siegel’s prior leadership experience in other public companies and in the oil services industry, and in numerous other businesses and industries. Mr. Siegel also brings substantial experience and expertise in mergers and acquisitions, capital structure transactions, strategic planning, and board and business management. Mr. Siegel’s broad and deep experience and expertise allows him to provide Patterson-UTI with valuable leadership in all areas of its business endeavors.

With regard to Mr. Berns, the Board of Directors considered his more than 30 years of financial, mergers and acquisitions and transactional experience, including more than 20 years in the oil and gas industry. This experience and background provides perspective on the cyclical nature of the oil and gas industry and allows Mr. Berns to provide valuable direction with respect to Patterson-UTI’s financial affairs, corporate transactions and strategic decisions.

With regard to Mr. Buckner, the Board of Directors considered his service as a director of oil and gas companies, as well as his experience, expertise and background with regard to accounting matters, which includes his role as the former chairman of Ernst & Young LLP’s U.S. energy practice.

With regard to Mr. Conlon, the Board of Directors considered his more than 40 years of experience handling corporate, securities and mergers and acquisition matters as a lawyer with an international law firm, as well as his service in a number of management roles throughout his tenure at the firm. The Board noted Mr. Conlon’s experience in representing numerous public companies, including Patterson-UTI, and other energy services companies, allows him to provide valuable insight on legal, governance and regulatory issues facing Patterson-UTI.

With regard to Mr. Huff, the Board of Directors considered his background as an executive of publicly traded oilfield services companies and as an owner and manager of a private investment firm focused on the oilfield service industry. The Board noted his knowledge and experience in a broad range of oilfield products and services and his current and historical experience in managing operations in both the United States and internationally. The Board also considered Mr. Huff’s expertise and background with regard to accounting and legal matters, which, among other things, provides guidance to Patterson-UTI in assessing its corporate governance structure, policies and procedures.

With regard to Mr. Hunt, the Board of Directors considered his more than 25 years of experience covering most phases of the upstream oil and natural gas industry in the United States and Canada, including the evaluation of exploration and development programs, oil and natural gas production and pipeline operations, and project development and major production facility construction. This experience and background provides Patterson-UTI with an invaluable perspective of the oil and natural gas industry and its customers. In addition, Mr. Hunt’s many years of senior executive experience leading natural gas distribution, storage and marketing companies provides insight into the management of multi-faceted businesses and the markets for natural gas in North America.

With regard to Ms. Thom, the Board of Directors considered her more than 20 years of operational and financial experience in the energy industry. The Board noted her service in various operational roles, including as a reservoir engineer for a major oil and gas exploration and production company. The Board also noted Ms. Thom’s prior executive management experience, including most recently as executive vice president and chief financial officer of a publicly traded independent oil and gas exploration and production company, which allows her to provide Patterson-UTI with valuable insight on financial and strategic matters.

Mark S. Siegel — Mr. Siegel has served as Chairman of the Board and as a director of Patterson-UTI since May 2001. Mr. Siegel served as Chairman of the Board and as a director of UTI from 1995 to May 2001, when UTI merged with and into Patterson-UTI. Mr. Siegel has been President of REMY Investors & Consultants, Incorporated (“REMY Investors”) since 1993. From 1992 to 1993, Mr. Siegel was President, Music Division, Blockbuster Entertainment Corp. From 1988 through 1992, Mr. Siegel was an Executive Vice President of Shamrock Holdings, Inc., a private investment company, and Managing Director of Shamrock Capital Advisors, Incorporated. Mr. Siegel holds a Bachelor of Arts degree from Colgate University and a J.D. from the University of California, Berkeley (Boalt Hall) School of Law.

Kenneth N. Berns — Mr. Berns has served as Senior Vice President of Patterson-UTI since April 2003 and as a director of Patterson-UTI since May 2001. Mr. Berns served as a director of UTI from 1995 to May 2001. Mr. Berns has been an executive with REMY Investors since 1994. Mr. Berns holds a Bachelor’s Degree in Business Administration from San Diego State University and a Master’s Degree in Taxation from Golden Gate University.

Charles O. Buckner — Mr. Buckner has served as a director of Patterson-UTI since February 2007. Mr. Buckner, a private investor, retired from the public accounting firm of Ernst & Young LLP in 2002 after 35 years of service in a variety of client service and administrative roles, including chairmanship of Ernst & Young’s U.S. energy practice. Mr. Buckner has served as a director for KLR Energy Acquisition Corp., a newly organized blank check company formed to source, acquire and, after its initial business combination, build an oil and gas exploration and production business (“KLR Energy”), since March 2016. Mr. Buckner served as a director of Energy Partners, Ltd., a publicly held company with oil and natural gas exploration and production on the continental shelf in the Gulf of Mexico from 2009 to 2014, Global Industries, Ltd., a marine construction services company with global operations from 2010 to 2011, Gateway Energy Corporation, a publicly held oil and gas pipeline company from 2008 to 2010, Horizon Offshore, Incorporated, a marine construction services company for the offshore oil and gas industry from 2003 to 2007, and Whittier Energy Corporation, a publicly held company with domestic onshore oil and natural gas exploration and production from 2003 to 2007. Mr. Buckner is a Certified Public Accountant and holds a Bachelor of Business Administration from the University of Texas and a Masters of Business Administration from the University of Houston.

Michael W. Conlon — Mr. Conlon has served as a director of Patterson-UTI since September 2012. Mr. Conlon retired as a partner of the law firm, Norton Rose Fulbright US LLP, in January 2012 after 40 years with the firm. Mr. Conlon specialized in corporate, securities and merger and acquisition matters. Mr. Conlon was partner-in-charge of the firm’s Houston office from 2007 to 2011, was co-partner-in-charge from 2001 to 2007 and partner-in-charge of its Washington, D.C. office from 1992 to 1998. Mr. Conlon currently is an Advisory Director to Tailored Brands, Inc., a specialty retailer of men’s apparel and international supplier of corporatewear, and an NYSE listed company. Mr. Conlon holds a Bachelor of Arts degree in Economics from Catholic University of America, where he graduated magna cum laude and as a member of Phi Beta Kappa, and a Juris Doctorate from the Duke University School of Law, where he graduated as a member of the Order of the Coif.

Curtis W. Huff — Mr. Huff has served as a director of Patterson-UTI since May 2001 and served as a director of UTI from 1997 to May 2001. Mr. Huff is owner and Chairman of Freebird Partners, a private investment firm created in 2002 that is focused on oilfield service companies and technology. Mr. Huff was Managing Director of Intervale Capital, an oilfield service private equity firm that Mr. Huff co-founded in 2006, and he was a senior advisor to that firm from 2012 to February 2015. Mr. Huff also serves as Chairman of Impact Fluid Solutions LP, which provides drilling and production solutions for oil and gas operators and fluid companies. Mr. Huff served as the President and Chief Executive Officer of Grant Prideco, Inc., a provider of drill pipe and other drill stem products, from February 2001 to June 2002. From January 2000 to February 2001, Mr. Huff served as Executive Vice President, Chief Financial Officer and General Counsel of Weatherford International, Inc., one of the world’s largest international oilfield services companies. He served as Senior Vice President and General Counsel of Weatherford from May 1998 to January 2000. Mr. Huff began his professional career in 1983 with the law firm of Norton Rose Fulbright US LLP where he specialized in corporate, securities and merger and acquisition matters. Mr. Huff was made a partner in that firm in 1989 where he served until 1998 when he joined Weatherford. Mr. Huff holds a Bachelor of Arts degree and J.D. from the University of New Mexico, where he graduated as a member of the Order of the Coif and cum laude, and a Masters of Law from New York University School of Law. Mr. Huff is a Vice Chairman of the Board of Directors of the University of St. Thomas in Houston, Texas, and a member of the board of directors of the Houston Food Bank.

Terry H. Hunt — Mr. Hunt has served as a director of Patterson-UTI since April 2003 and served as a director of UTI from 1994 to May 2001. Mr. Hunt is an energy consultant and retired senior natural gas and electric utility executive. Mr. Hunt served as Senior Vice President — Strategic Planning of PPL Corporation, an international energy and utility holding company, from 1998 to 2000. Mr. Hunt served as the President and Chief Executive Officer of Penn Fuel Gas, Inc., a Pennsylvania-based natural gas and propane distribution company, from 1992 to 1999. Previously, Mr. Hunt was President of Carnegie Natural Gas and Apollo Gas Company, both Appalachian natural gas distribution companies. He also previously served in senior management positions in natural gas project and venture development, oil and natural gas exploration and development evaluation and operations and major production facilities construction with Texas Oil & Gas Corp. and Atlantic Richfield. Mr. Hunt holds a Bachelor of Engineering degree from the University of Saskatchewan, Canada and a Masters of Business Administration from Southern Methodist University.

Tiffany J. Thom — Ms. Thom has served as a director of Patterson-UTI since August 2014. Ms. Thom has served as the Chief Financial Officer of KLR Energy since January 2015. Ms. Thom has served as a director of Yates Petroleum Corporation, a privately owned, independent oil and gas exploration and production company, since October 2015. Ms. Thom served four years as the Chief Financial Officer of EPL Oil & Gas, Inc., and was further appointed Executive Vice President in January 2014, and she served in those roles until June 2014, when EPL was sold. Ms. Thom began her career with EPL as a Senior Asset Management Engineer, a position she held until she was appointed Director of Corporate Reserves in September 2001. Ms. Thom was named EPL’s Director of Investor Relations in April 2006 and Vice President, Treasurer and Investor Relations in July 2008. In July 2009, Ms. Thom was designated as EPL’s Principal Financial Officer and, in September 2009, she was appointed Senior Vice President. Ms. Thom has more than 20 years of energy industry experience and prior to joining EPL, she was a Senior Reservoir Engineer with Exxon Production Company and ExxonMobil Company with operational roles including reservoir engineering and subsurface completion engineering for numerous offshore Gulf of Mexico properties. Ms. Thom holds a B.S. in Engineering from the University of Illinois and a Masters of Business Administration in Management with a concentration in Finance from Tulane University.

Board Leadership Structure, Lead Director and Board Role in Risk Oversight

The Board evaluates its leadership structure and role in risk oversight on an ongoing basis. The decision on whether to combine or separate the Chairman and Chief Executive Officer (“CEO”) role is determined on the basis of what the Board considers to be best for Patterson-UTI at any given point in time. Patterson-UTI’s current Board leadership structure separates the role of Chairman and CEO.

The Board also believes part of an effective Board leadership structure is to have a lead independent director, the “Lead Director.” The Board has appointed Mr. Huff as the Lead Director. The independent directors meet regularly in executive sessions at which only independent directors are present, and the Lead Director chairs those sessions. The Lead Director serves as a liaison between the Chairman and the independent directors, consults with regard to Board and agenda items, and works with the chairpersons of Board committees as appropriate.

The Nominating and Corporate Governance Committee and the Board currently believe that the Board’s leadership structure, which includes the separation of the role of CEO and Chairman and the appointment of an independent Lead Director, is appropriate because it, among other things, provides for sufficient independence between the Board and management and for an independent director who provides board member leadership.

The Board has adopted Corporate Governance Guidelines, which can be accessed electronically in the “Governance” section of Patterson-UTI’s website at www.patenergy.com. The Guidelines describe one of the Board’s primary responsibilities as overseeing Patterson-UTI’s processes for assessing and managing risks. The Board discharges this responsibility, in part, through regular inquiries from the Chairman of the Board and/or the Lead Director to management, periodic communications from management to the Board of Directors of particular risks and events, and discussions during Board meetings of general and specific risks to Patterson-UTI.

Meetings and Committees of the Board of Directors

The Board of Directors met eight times during the year ended December 31, 2015. Each director attended, in person or by telephone, at least 75% of the aggregate of all meetings held by the Board and meetings of each committee on which such director served. A majority of the members of the Board of Directors are independent within the meaning of the Nasdaq Stock Market, Inc. (“Nasdaq”) listing standards. Specifically, the Board has determined that Messrs. Buckner, Conlon, Huff and Hunt and Ms. Thom are independent within the meaning of the Nasdaq listing standards. In reaching this conclusion, the Board considered that Mr. Conlon retired in January 2012 as partner of a law firm that has provided legal services to the Company. The Board has determined that these transactions are not material to such firm, Patterson-UTI or Mr. Conlon and that such transactions do not affect his independence under applicable rules and regulations.

The Board of Directors has established four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The Executive Committee, which currently is composed of Messrs. Siegel, Berns and Huff, has the authority, to the extent permitted by applicable law, to act for the Board in all matters arising between regular or special meetings of the Board of Directors.

The Audit Committee members are Messrs. Buckner (chairman), Huff and Hunt and Ms. Thom, each of whom is independent within the meaning of applicable rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and within the meaning of the Nasdaq listing standards. The Audit Committee oversees management’s conduct of Patterson-UTI’s accounting and financial reporting process, including review of the financial reports and other financial information provided by Patterson-UTI to the public and government and regulatory bodies, Patterson-UTI’s system of internal accounting, Patterson-UTI’s financial controls, and the annual independent audit of Patterson-UTI’s financial statements and internal control over financial reporting. The Audit Committee also oversees compliance with Patterson-UTI’s codes of conduct and ethics and with legal and regulatory requirements. The Board has determined that Messrs. Buckner and Huff and Ms. Thom are “audit committee financial experts” within the meaning of applicable SEC rules. The Audit Committee selects the independent registered public accounting firm to audit Patterson-UTI’s books and records and considers and acts upon accounting matters as they arise. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee held five meetings during the year ended December 31, 2015. Please see “Audit Committee Report” elsewhere in this proxy statement.

The Compensation Committee members are Messrs. Hunt (chairman), Buckner, Conlon and Huff, each of whom is independent as defined in the Nasdaq listing standards. Among other things, the Compensation Committee sets and administers the policies that govern the compensation of executive officers and directors of Patterson-UTI. The Board of Directors has adopted a written charter for the Compensation Committee. The Compensation Committee held seven meetings during the year ended December 31, 2015. Please see “Compensation Discussion and Analysis” and “Compensation Committee Report” elsewhere in this proxy statement for further information about the Compensation Committee.

The Nominating and Corporate Governance Committee members are Messrs. Conlon (chairman), Buckner and Huff and Ms. Thom, each of whom is independent as defined in the Nasdaq listing standards. The purpose of the Nominating and Corporate Governance Committee is to, among other things, identify individuals qualified to become Board members, to recommend for selection by the Board director nominees for the next annual meeting of stockholders, to recommend nominees for Board committees, to review Patterson-UTI’s Code of Business Conduct and Corporate Governance Guidelines, to develop and continually make recommendations with respect to the best corporate governance principles and to oversee the annual review of the Board and management. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held one meeting during the year ended December 31, 2015.

On behalf of the Board, the Nominating and Governance Committee considers director nominees recommended by Patterson-UTI’s stockholders if the recommendations are made in accordance with all legal requirements, including applicable provisions of Patterson-UTI’s restated certificate of incorporation and bylaws. In accordance with Patterson-UTI’s bylaws, in addition to any other applicable requirements, nominations of persons for election to the Board may be made at a meeting of stockholders only by or at the direction of the Board or by a stockholder who is a stockholder of record on the date of the giving of the notice provided for below and on the record date for the determination of stockholders entitled to vote at such annual meeting and gives timely notice of such nomination in writing to the Secretary of Patterson-UTI. To be timely with respect to the 2017 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received at Patterson-UTI’s principal executive offices not earlier than February 2, 2017 and not later than March 4, 2017; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after June 2, 2017, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the annual meeting date was made, whichever occurs first.

A stockholder’s notice to the Secretary of Patterson-UTI shall set forth:

•	as to each person whom the stockholder proposes to nominate for election or re-election as director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A promulgated under the Exchange Act, or any successor regulation thereto,

•	the name and record address of the stockholder proposing such nomination,

•	the class and number of shares of Patterson-UTI that are beneficially owned by the stockholder,

•	a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination or nominations are to be made by such stockholder, and

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

The Nominating and Corporate Governance Committee determines qualification criteria and procedures for the identification and recruitment of candidates for election to serve as directors of Patterson-UTI. The Nominating and Corporate Governance Committee relies on the knowledge and relationships of Patterson-UTI and its officers and directors, as well as third parties when it deems appropriate, to identify and evaluate nominees for director, including nominees recommended by stockholders. In evaluating a nominee for director, the Nominating and Corporate Governance Committee considers the nominee’s skills, expertise, industry and other knowledge, personal and professional ethics, integrity and values, sound business judgment and willingness to commit sufficient time to the Board and be committed to representing the long-term interests of Patterson-UTI’s stockholders. Although the Nominating and Corporate Governance Committee does not have a stand-alone policy with regard to consideration of diversity in identifying director nominees, it considers diversity in professional background, experience, expertise (including as to financial matters) and perspective (including as to age, gender and ethnicity) with respect to the Board of Directors composition as a whole when evaluating a director nominee.

Succession Planning

The Board of Directors oversees processes and procedures to provide continuity of well-qualified executive leadership and to assess whether such leadership possesses the skill and talent to execute Patterson-UTI’s long term business strategies. The Board of Directors reviews the succession plan for the Chief Executive Officer and the senior executives tailored to reflect the Board’s standards for executive leadership and Patterson-UTI’s business strategy and vision. The succession plan addresses (i) both current and long term needs of Patterson-UTI and establishes a process for identifying and assessing potential internal candidates; (ii) periodic review and assessment of readiness: (iii) contingency planning for temporary absences of the Chief Executive Officer due to disability or other unexpected event; and (iv) long term continuity planning for succession to the Chief Executive Officer position.

Political Contributions

Patterson-UTI has a policy prohibiting the contribution of company funds to political parties or organizations or to candidates for any public office or to influence the general public, or segments thereof, with respect to public elections or referenda. Patterson-UTI participates in certain trade organizations with purposes that include enhancement of the public image of our industry, education about the industry and issues that affect the industry and industry best practices and standards. Many of the trade organizations also engage in legislative or political activity related to matters that affect the industry as a whole and not a specific company. Patterson-UTI, as one of many members in various trade associations, does not direct the legislative activities of any trade organization of which it is a member.

Sustainability

Patterson-UTI is committed to long-term sustainability with respect to the environment, our society and our long-term corporate success. A copy of Patterson-UTI’s sustainability commitment can be accessed electronically in the “Values” section of the Patterson-UTI website at www.patenergy.com and in print to any stockholder who requests it from the Secretary of Patterson-UTI.

Communication with the Board and its Independent Members

Persons may communicate with the Board, or directly with its Chairman, Mr. Siegel, by submitting such communication in writing in care of Chairman of the Board of Directors, Patterson-UTI Energy, Inc., 450 Gears Road, Suite 500, Houston, Texas 77067. Persons may communicate with the independent members of the Board by submitting such communication in writing to the Nominating and Corporate Governance Committee of the Board of Directors of Patterson-UTI Energy, Inc., 450 Gears Road, Suite 500, Houston, Texas 77067.

Although Patterson-UTI does not have a formal policy regarding attendance by members of the Board at its annual meetings of stockholders, directors are invited to attend annual meetings of Patterson-UTI stockholders. All of the directors at the time of the 2015 annual meeting of stockholders attended the meeting either in person or by telephone.

Corporate Governance Documents Available on Patterson-UTI’s Website

Copies of each of the following documents can be accessed electronically in the “Governance” section of the Patterson-UTI website at www.patenergy.com and in print to any stockholder who requests them from the Secretary of Patterson-UTI:

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Nominating and Corporate Governance Committee Charter;

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics for its employees, officers and directors;

•	Code of Business Conduct and Ethics for Senior Financial Executives; and

•	Global Anticorruption Policy.

PROPOSAL NO. 2

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, the Board of Directors is asking stockholders to approve a non-binding, advisory resolution on the compensation of Patterson-UTI’s executive officers who are named in the Summary Compensation Table appearing in this proxy statement (the “Named Executive Officers”). The compensation of the Named Executive Officers is described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement.

The compensation program for the Named Executive Officers is designed to attract and retain highly qualified individuals and to motivate and reward them for performance that benefits Patterson-UTI and its stockholders. The Compensation Committee and the Board of Directors believe that the policies and procedures detailed in the “Compensation Discussion and Analysis” achieve these goals by, among other things:

•	providing a mix of short-term compensation in the form of base salary and annual cash incentive bonuses and long-term compensation in the form of restricted stock, stock options and performance units, which strikes a balance between offering competitive compensation packages and aligning compensation with long-term growth and creating value for stockholders;

•	emphasizing variable equity and cash compensation to link realized compensation to performance;

•	using a team-based compensation model for our senior executives;

•	reviewing annual base salaries, in part, based on Patterson-UTI’s financial results and position and performance compared to similarly situated companies, while recognizing that Patterson-UTI’s executive compensation program has historically emphasized low comparative base compensation;

•	providing performance-based annual cash incentive bonuses designed to put a meaningful portion of total compensation at risk;

•	awarding stock options and performance units, whose value is tied to the achievement of certain performance goals and/or an increase in the price of the Common Stock;

•	awarding stock options, performance units and restricted stock with vesting periods of three years; and

•	establishing stock ownership guidelines.

The compensation program for the Named Executive Officers has also been modified beginning in 2015 and again in 2016 to reduce the bonus and equity compensation potential for Mr. Siegel, our Executive Chairman, given a transition in the roles of Mr. Siegel and Mr. Hendricks, our CEO. The nature and rationale for such changes are described in greater detail under “Compensation Discussion and Analysis”.

The Board of Directors is asking stockholders to approve the following non-binding, advisory resolution at the Meeting:

“RESOLVED, that the stockholders of Patterson-UTI Energy, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and other narrative discussion in the Proxy Statement for the 2016 Annual Meeting of Stockholders of the Company.”

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value the views of Patterson-UTI’s stockholders and will review and consider the voting results when (i) evaluating the effectiveness of Patterson-UTI’s compensation policies and practices and (ii) making future compensation decisions for the Named Executive Officers.

The Board of Directors recommends a vote “FOR” the approval of the advisory resolution on executive compensation.    Approval of the advisory resolution requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy, and entitled to vote at the Meeting. Unless you give contrary instructions in your proxy, your properly submitted proxy will be voted “FOR” such approval. Abstentions will be counted as shares entitled to vote on the proposal and will have the same effect as a vote “AGAINST” the proposal. A broker non-vote will be counted for purposes of establishing a quorum, but will not be treated as a share entitled to vote on the proposal. This will have the effect of reducing the absolute number of shares necessary to approve the proposal.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the financial statements and internal control over financial reporting of Patterson-UTI for the fiscal year ending December 31, 2016, and directed that such engagement be submitted to the stockholders of Patterson-UTI for ratification. In recommending ratification by the stockholders of such engagement, the Board of Directors is acting upon the recommendation of the Audit Committee, which has satisfied itself as to PricewaterhouseCoopers LLP’s independence, professional competence and standing. Although ratification by stockholders of the engagement of PricewaterhouseCoopers LLP is not required by Delaware corporate law or Patterson-UTI’s restated certificate of incorporation or bylaws, the Audit Committee believes a decision of this nature should be made with the consideration of Patterson-UTI’s stockholders. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of Patterson-UTI and its stockholders.

It is expected that one or more representatives of PricewaterhouseCoopers LLP will be present at the Meeting and will be given the opportunity to make a statement if they so desire. It also is expected that the representative(s) will be available to respond to appropriate questions from the stockholders.

The Board of Directors recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as Patterson-UTI’s independent registered public accounting firm.    Ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy, and entitled to vote at the Meeting. Unless you give contrary instructions in your proxy, your properly submitted proxy will be voted “FOR” such ratification. Abstentions will be counted as shares entitled to vote on the proposal and will have the same effect as a vote “AGAINST” the proposal. Because the ratification of an independent registered public accounting firm is considered a routine matter, if you do not give instructions to your brokerage firm, bank, broker-dealer, or other similar organization, the brokerage firm, bank, broker-dealer, or other similar organization will nevertheless be entitled to vote your shares in its discretion and may give or authorize the giving of a proxy to vote the shares in its discretion on this proposal.

EXECUTIVE OFFICERS

Set forth below is the name, age and position followed by a brief description of the business experience during at least the past five years for each executive officer of Patterson-UTI who is not also a member of the Board of Directors.

Name	Age	Position
William Andrew Hendricks, Jr.	51	President and Chief Executive Officer
John E. Vollmer III	60	Senior Vice President — Corporate Development, Chief Financial Officer and Treasurer
Seth D. Wexler	44	General Counsel and Secretary
James M. Holcomb	53	President — Patterson-UTI Drilling Company LLC

William Andrew Hendricks, Jr. — Mr. Hendricks has served as President and Chief Executive Officer of Patterson-UTI since October 2012. From April 2012 through September 2012, he served as Chief Operating Officer of Patterson-UTI. From May 2010 through March 2012, Mr. Hendricks served as President of Schlumberger Drilling & Measurements, a division of Schlumberger Limited, a global provider of oilfield services. Prior to that date, Mr. Hendricks worked for Schlumberger in various worldwide locations and capacities since 1988, including serving in numerous executive positions since 2003. Mr. Hendricks holds a Bachelor of Science in Petroleum Engineering from Texas A&M University.

John E. Vollmer III — Mr. Vollmer has served as Chief Financial Officer and Treasurer of Patterson-UTI since November 2005 and Senior Vice President — Corporate Development of Patterson-UTI since May 2001. Mr. Vollmer also served as Secretary of Patterson-UTI from November 2005 to February 2007. Mr. Vollmer served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of UTI from 1998 to May 2001. From 1992 until 1997, Mr. Vollmer served in a variety of capacities at Blockbuster Entertainment, including Senior Vice President — Finance and Chief Financial Officer of Blockbuster Entertainment’s Music Division. Mr. Vollmer holds a Bachelor of Arts in Accounting from Michigan State University.

Seth D. Wexler — Mr. Wexler has served as General Counsel and Secretary of Patterson-UTI since August 2009. From March 1998 to August 2009, he specialized in securities law and mergers and acquisitions for the law firm of Norton Rose Fulbright US LLP, including as a partner of such law firm since January 2007. Mr. Wexler holds a Bachelor of Business Administration in Finance from the University of Texas at Austin, a Juris Doctorate from the University of Houston Law Center and a Masters of Business Administration from the University of Houston.

James M. Holcomb — Mr. Holcomb has served as President of Patterson-UTI Drilling Company LLC since January 2012. Mr. Holcomb came to Patterson-UTI in February 1998 with the acquisition of Robertson Onshore Drilling Company and since that time has served in numerous operational management roles, including as Senior Vice President of Operations of Patterson-UTI Drilling Company LLC from April 2006 to January 2012. Mr. Holcomb has over 30 years of experience in contract drilling operations. Mr. Holcomb holds a Bachelor of Science Degree in Business Management from LeTourneau University.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) sets forth the principal compensation policies and programs of Patterson-UTI for its key executive officers. All references in this CD&A to the “top four Named Executive Officers” refer to Mr. Hendricks (our current Chief Executive Officer) and Messrs. Siegel, Vollmer and Berns, except for periods prior to 2012 in which case the term refers to our former Chief Executive Officer and Messrs. Siegel, Vollmer and Berns.

Executive Summary

The compensation program at Patterson-UTI, which is managed by the Compensation Committee, is specifically designed for Patterson-UTI and its particular business and organizational structure. A guiding principle of our executive compensation program is to align the interests of our management with that of our stockholders and to create incentives that further the corporate goals of Patterson-UTI and deliver value to our stockholders.

CONTINUED OUTSTANDING PERFORMANCE THROUGH GOOD AND BAD MARKETS AND DESPITE SEVERE INDUSTRY DOWNTURN

Patterson-UTI Total Shareholder Return (Periods Ending December 31, 2015) has consistently demonstrated superb relative performance as compared to our peer group over the past five years:

•	1-year total shareholder return: 100th percentile (i.e. ranked number “1”)

•	2-year total shareholder return: 97th percentile

•	3-year total shareholder return: 96th percentile

•	5-year total shareholder return: 83rd percentile

These returns have been delivered by our company through both good and down markets and during one of the most challenging times that our industry has experienced in the past 30 years. The returns are reflective of our approach to building our business for the long-term and recognizing the cyclical nature of our industry. Our compensation structure mirrors this approach and seeks to reward our executive management team for full cycle returns through a focus on variable and long-term compensation.

PAY FOR PERFORMANCE

Pay for performance is a fundamental component of our compensation program. We believe that a key indicator of a well-functioning compensation program is alignment between total realizable compensation and company performance — pay-for-performance. As indicated in the following chart, Patterson-UTI’s record is outstanding when based on a pay-for-performance standard.

We believe our program of having approximately 75% of targeted compensation for our top four Named Executive Officers in the form of variable cash or equity-based compensation, with at least 50% of targeted compensation having some dependence on long-term results, has had the desired effect of aligning executive compensation with our stock performance.

Our annual cash incentive bonus compensation also directly links compensation to performance. This is accomplished in two ways:

•	First, the Compensation Committee establishes a total “potential” compensation pool that is tied to Patterson-UTI’s annual earnings before interest, taxes, depreciation, amortization and impairment expense (“Adjusted EBITDA”).

•	Second, actual cash payouts from the pool are based on performance and results, giving consideration to non-Adjusted EBITDA criteria such as team performance in executing on strategic goals, maintaining excellent safety performance, reducing costs of rig manufacturing, improving market share, comparing margin and revenue per day results on an absolute basis and against direct competitors, executing supply chain initiatives in a contracting industry, growth in returns on equity and capital, management of capital expenditures in a down part of the industry cycle, expanding into international markets and achieving operational and financial successes.

Although Adjusted EBITDA is used to determine the maximum incentive cash compensation pool, Adjusted EBITDA is not the sole factor or metric used. We believe that this structure provides a direct link between compensation and the financial performance of Patterson-UTI, while allowing for adjustments for individual performance and non-financial corporate results.

SUBSTANTIALLY REDUCED COMPENSATION IN LIGHT OF INDUSTRY CONDITIONS

As noted above, Patterson-UTI’s compensation program has been designed to adjust compensation to market conditions.

There are four key principles by which our compensation program achieves its objectives:

•	Very modest fixed salaries for the top four Named Executive Officers (8% of compensation)

•	Annual cash incentive tied to Adjusted EBITDA and additional financial and operational measurements that are aligned with the Company’s business strategy and operational plans

•	Performance Units emphasize absolute shareholder return as well as relative shareholder return

•	Substantial portion of total compensation (60% or more) is linked to stock performance.

As a result of these policies and other downward adjustments (discussed below), total reported compensation for the top four Named Executive Officers declined by more than 28% from 2014 to 2015.

SHAREHOLDER ALIGNMENT THROUGH EMPHASIS ON EQUITY-BASED COMPENSATION — CEO COMPENSATION AT A GLANCE

Our compensation structure is designed to align the financial rewards of our executive management with those of our shareholders. We have typically targeted 60% or more of total compensation to be in the form of time-vested equity or equity-based awards. We believe that this structure has the desired effect of aligning executive compensation with the returns realized by our stockholders. In periods where our total shareholder return has not been in the higher percentiles or during periods of industry contraction such as we are now experiencing, the realizable equity compensation of our Named Executive Officers may be significantly less than that reported in our proxy statements because of the lower realizable value of the equity-based compensation. Accordingly, as a result of our emphasis on equity-based and variable compensation, we have historically seen a direct correlation between performance and realizable compensation.

The following chart sets forth for our CEO the reported proxy compensation for 2015 and the actual realized compensation for 2015. With the severe decline in our industry in 2015, total shareholder return for Patterson-UTI was negative as was the case with our entire peer group. Because of lower equity values, and notwithstanding top relative performance by Patterson-UTI against its peers, the actual realized compensation for our CEO was substantially less than the reported compensation.

CEO Realizable Pay Only 51% of Pay as Reported in Summary Compensation Table

“As Reported” pay includes base salary, annual incentive award earned, and the grant-date fair value of the equity-based incentives granted in 2015

“Realizable” pay includes base salary, annual incentive award earned and the market value as of March 31, 2016 of restricted stock granted in 2015, the in-the-money value as of March 31, 2016 of stock options granted in 2015, and the value based on performance through March 31, 2016 of performance units granted in 2015.

LISTENING TO OUR SHAREHOLDERS

We believe that it is important for us to engage with our shareholders on executive compensation issues. Accordingly, we have discussed with and sought input from our large stockholders on key executive compensation issues. Based on advice of our independent compensation consultant, stockholder feedback and review of published best practices and guidelines on compensation policies, the Compensation Committee modified our 2016 peer group, which is used for executive compensation benchmarking and determining our relative performance results in the context of our long-term incentive program. The new peer group will be applicable to future compensation decisions, but outstanding equity-based awards that were granted prior to 2016 will continue to be evaluated using the peer group in effect at the time those awards were granted. See “Consideration of “Say on Pay” Voting Results and Engagement with Stockholders” and “Process for Determination of Executive Compensation — 2016 Peer Group.”

ADHERENCE TO GOOD GOVERNANCE AND COMPENSATION POLICIES

We are mindful of the positive impact that strong corporate governance can have on maintaining an executive compensation program that is aligned with the interest of Patterson-UTI’s stockholders. Accordingly, Patterson-UTI has adopted the following practices:

•	No re-pricing of options,

•	No single trigger change of control arrangements,

•	No new agreements with tax gross ups and none entered into in more than last five years,

•	Claw-back provisions that apply to our executive officers for financial statement restatements,

•	Share ownership requirements for our executive officers and directors,

•	Anti-pledging policy for our executive officers and directors,

•	Anti-hedging policy for our executive officers and directors, and

•	Stock options have exercise prices equal to or greater than the market price at time of grant and have a minimum one year vesting requirement.

Our executive compensation program has the following key design features, which we believe are reflective of strong corporate governance:

•	Emphasis on variable equity and cash compensation to link realized compensation to performance,

•	60% or more of total compensation in the form of long-term incentives,

•	No perquisites to top four Named Executive Officers that are not widely available to our other employees,

•	Use of advice from independent compensation consultant and feedback from stockholders,

•	Use of relevant peer data in benchmarking total compensation and specific components of compensation,

•	Rigorous annual review of market compensation and our performance against targets and peers, and

•	Variable and equity-based compensation measured on both an absolute basis and comparative basis relative to peers.

RECOGNITION OF CHANGES IN THE MANAGEMENT TEAM AND RELATED COMPENSATION

Patterson-UTI has operated for many years based on a team approach to executive management. Under this approach, Patterson-UTI has had both an Executive Chairman and CEO for more than 15 years, with a division of responsibility between the two roles. With this team approach, compensation for the top four Named Executive Officers has been based on a total compensation package for the team based on peer data, and then allocated by the Compensation Committee among the team members based on the recommendations of Mr. Siegel and Mr. Hendricks. Over the past three years, the allocations (which are discussed in greater detail below) have evolved with changes in our executives and their respective responsibilities.

In late 2012, Mr. Hendricks became our CEO with the expectation that over time Mr. Siegel, our Executive Chairman, would be able to reduce the amount of time devoted to Patterson-UTI and Mr. Hendricks would assume responsibility for many of the roles provided by Mr. Siegel. Since joining Patterson-UTI, Mr. Hendricks has proven himself to be one of the top CEOs in the industry and has been instrumental in the continued transformation of Patterson-UTI. With the transition of Mr. Siegel to a less active day-to-day executive management role, the Compensation Committee reviewed and approved Mr. Siegel’s request to lower his cash incentive and equity-based compensation allocation by 40% in 2015 and by an additional 40% in 2016. With the reduction in Mr. Siegel’s compensation there has been a commensurate reduction in the size of the overall allocated cash incentive and equity-based compensation pools and related potential compensation of the Named Executive Officers.

The Compensation Committee believes that these refinements in the team compensation allow for compensation that properly rewards a talented CEO, and also provides room for compensation for emerging managers.

LONG-TERM GOALS SUPPORTED BY OUR EXECUTIVE COMPENSATION PROGRAM

The Compensation Committee believes that the compensation program effectively rewards our executive management for adhering to Patterson-UTI’s long-term goals, which include:

•	Providing quality services for our customers in a safe and efficient manner,

•	Generating strong financial performance and returns for our stockholders,

•	Attracting and retaining highly qualified individuals, with a strong emphasis on teams working together to capitalize on opportunities and solve problems, and

•	Being a model corporate citizen in the communities in which we work.

While adherence to these goals is vitally important, the Compensation Committee also recognizes that the current downturn in the oil and gas industry has called for creativity and nimbleness in addressing the hardships faced by all industry participants, including employees, suppliers and customers. We believe that the combination of short and long-term incentives strikes the appropriate balance between these competing interests. We believe Patterson-UTI has generally been able to outperform the market during this downturn due to the focus and efforts of our management team.

CONCLUSION

In summary, we believe that our compensation program for the Named Executive Officers achieves the objective of being able to attract and retain strong executive management, while creating a structure that links pay to performance on both a corporate and individual basis.

Patterson-UTI’s Transformation in the Last 15 Years

•	Grew to a position of national industry leadership

•	Transformed its fleet to one of the most modern fleets of high-technology land drilling rigs

•	Became a major competitor in the U.S. pressure pumping with a fleet of over 1 million horsepower

•	Became an industry leader in safety

•	Diversified its customer and geographical base as well as regional capabilities

•	Became a technical leader in rig design and a leader in U.S. shale drilling

•	Increased revenue from $582 million to approximately $1.9 billion in 2015

•	Organically grew shareholders’ equity from $481 million to approximately $2.6 billion in 2015

•	Returned more than $1.4 billion back to our stockholders in the form of share repurchases and dividends

Our Business

Patterson-UTI is one of the largest land contract drilling companies in North America, with operations in most of the major oil and gas regions in the continental United States and western Canada. We are also a major provider of pressure pumping services in selected markets within the United States. Our industry is subject to wide swings in activity based on oil and natural gas prices, demand for oil and natural gas and general economic activity.

The North American oil and natural gas industry has experienced a significant transformation in recent years due to technological advances in the horizontal drilling and completion of oil and natural gas wells. Today, more than 80% of U.S. land drilling is focused on these types of wells, which typically require higher specification rigs and large amounts of pressure pumping horsepower.

Beginning in mid-2014 after a period of significant growth, the oil and gas industry entered into downturn the extent and severity of which had not been seen since the mid-1980s. In a period of a year and half, crude oil prices fell more than 70% from their recent highs with drilling and completion activity levels following suit. Drilling activity in the United States declined by more than 60% in 2015 and has declined by more than 75% since the middle of 2014. With the fall in commodity prices, oil and gas companies saw their cash flows precipitously decline and pricing across the industry for drilling and other services followed suit, with many companies pricing their services at marginal cash costs in order to maintain business. The fall in drilling and completion activity has affected all sectors of the industry, with domestic drillers and pressure pumping companies like Patterson-UTI being some of the hardest hit. These conditions have continued into 2016.

As the market began its decline in 2014, our executive management immediately began taking aggressive action to right size our operations and to protect stockholder value by reducing head count and unnecessary costs and cutting and deferring capital expenditures where possible. These actions included the following:

Our cost structure has been significantly lowered:

• Employee head count was reduced nearly 60% from approximately 8,850 at January 1, 2015, to approximately 3,600 at December 31, 2015

• Management aggressively cut costs in our drilling and pressure pumping businesses to be in line with a significantly reduced level of business activity

• Supply chain management achieved over $50 million in drilling and pressure pumping savings

• Capital expenditures were cut nearly 30% in 2015 from $1.05 billion in 2014 to $744 million in 2015

• Our capital expenditure plans for 2016 have been significantly reduced to less than $200 million – approximately a 75% reduction from the average of the capital expenditures for the past two years

Although the Company’s results, like others in our industry, have been materially negatively impacted by these market conditions, Patterson-UTI was able to generate strong cash flow in 2015, maintain, and in some cases increase, market share and preserve cash and strengthen its balance sheet to weather the downturn. As of March 31, 2016, our contract drilling backlog for future revenues under term contracts, which we define as contracts with a fixed term of six months or more, was approximately $580 million, our working capital was approximately $181 million, including $187 million of cash and cash equivalents, and we had $500 million available under our revolving credit facility.

We believe Patterson-UTI has generally been able to outperform the market during this downturn due to the focus and efforts of our executive management team.

Compensation Philosophy and Objectives

Our overriding philosophy for the compensation of our key executives is to link their compensation with the operational and market performance of the Company and to establish incentives that reward them for their achievement of both short-term tactical and long-term strategic objectives. In doing so, we seek to offer competitive compensation packages designed to attract and retain highly qualified individuals and to motivate and reward our executives in achieving the Company’s goals. Our executive compensation program also seeks to reward excellence in performance and foster a collaborative team framework among our top executives.

Key Compensation Principles

Our executive compensation program has historically emphasized the following key principles: (i) emphasis on long-term incentives, (ii) low comparative base compensation with variable incentive cash compensation based on financial results, (iii) emphasis on equity-based compensation for long-term value creation and (iv) team compensation structure.

Emphasis on Long-Term Incentives

Our compensation program places a strong emphasis on creating long-term value through the use of long-term incentives. We seek to achieve a proper balance in our compensation program between long-term and cur-

rent compensation by using a combination of time-vested and performance based equity awards for long-term incentives and fixed and variable cash for short-term incentives. Our compensation arrangements take into account the cyclical and volatile nature of our industry.

Our long-term incentive compensation relies on equity-based awards, rather than cash, as a means of aligning the interests of executive management with the Company’s stockholders. Historically, equity awards for long-term incentives have represented between 60-75% of total compensation, while fixed and variable cash for short-term incentives has typically represented between 25-40% of total compensation. Variations in these percentages may occur due to either an exceptionally strong or weak year in which the Company’s Adjusted EBITDA and related cash bonus compensation fluctuate in tandem or there is market volatility affecting the grant date valuation of options and performance units using the methodologies required for reporting equity-based compensation.

In 2015, the mix between long-term equity awards, and fixed and variable cash and short-term incentives, for our top four Named Executive Officers was within our targeted range at 71% and 29%, respectively.

2015 Split Between Short-Term Compensation

(Fixed-Salary and Annual Cash Incentive) and Long-Term Compensation

(Top Four Named Executive Officers)

Cash Compensation Emphasizes Low Base Salaries with Variable Cash Compensation Tied to Financial Results

We have designed the cash component of our compensation program to be mostly variable by using comparatively low base salaries and variable cash bonuses tied to the Company’s Adjusted EBITDA. The variable cash bonuses potentially could be lower during poor industry environments, such as what we experienced in 2009 and 2015 and are experiencing in 2016, and could be higher during good industry environments. We enacted this variable cash component of our compensation program over ten years ago, whereby we establish a percentage of total Adjusted EBITDA for a maximum potential executive management bonus pool that is then adjusted as explained below and allocated among the top four Named Executive Officers. Our allocation among the top four Named Executive Officers in 2015 was a team maximum bonus potential of up to 0.81% of Adjusted EBITDA. No bonuses will be paid unless an Adjusted EBITDA threshold is achieved, and even then, no bonuses are guaranteed under this program.

The variable cash bonus pool is determined as follows:

•	Annually, the Compensation Committee sets an Adjusted EBITDA threshold amount (generally around 60% of the initial budgeted Adjusted EBITDA). If this threshold is not achieved, there are no cash bonuses for the period. As a result of the cyclical nature of our business and the very strong correlation between oil and natural gas prices and our financial results, the threshold Adjusted EBITDA amount frequently changes from one year to the next in-line with our budgeted expectations of activity for the year. The Adjusted EBITDA threshold for 2015 was $400 million, which reflected the current challenging environment that our industry is experiencing and maintained the same level of rigor as in the prior year. The Adjusted EBITDA threshold requirement also is intended to address requirements of Section 162(m) of the Internal Revenue Code.

•	The Compensation Committee then sets a team maximum bonus potential as a percent of Adjusted EBITDA. Our allocation among the top four Named Executive Officers in 2015 was a team maximum bonus potential of up to 0.81% of Adjusted EBITDA. This percentage was determined in a manner to be consistent with the relative team compensation allocation discussed below under “Team Compensation Structure”. The bonus pool range for 2015 was 0.55% to 0.81% of Adjusted EBITDA, but the effective bonus pool range for 2015 was zero to 0.81% of Adjusted EBITDA, since no bonuses would be paid if the Adjusted EBITDA threshold was not achieved and the Compensation Committee also had the authority to not award any cash bonus, regardless of whether the Adjusted EBITDA threshold was achieved). The annual payout amount is also limited to $5 million to any individual in a year.

•	Annually, the Compensation Committee assesses executive management’s performance and determines the performance-adjusted bonus pool percentage that will be used to calculate the actual amount of the bonus pool. For 2015, the performance-adjusted bonus pool award to the top four Named Executive Officers was 0.78% of Adjusted EBITDA. The determination of the Adjusted EBITDA percentage for the top four Named Executives and the performance measures applied for this group are described in the following paragraphs.

In early 2016, the Compensation Committee determined the actual, performance-adjusted bonus pool percentage of 0.78% for 2015 based on the Compensation Committee’s assessment of the Company’s and executive management’s progress toward achievement of certain strategic and other objectives, including those described in the following paragraph. The Compensation Committee took into account both the strategic and operational successes during the year as well as the impact during the year of the significant market decline. This bonus pool size was reduced further to reflect Mr. Siegel’s compensation adjustment for 2015, as discussed previously, resulting in an actual total bonus pool award to the top four Named Executive Officers for 2015 of 0.66% of Adjusted EBITDA. Based on the changes to Mr. Siegel’s compensation for 2015 and continuing into 2016 in light of the evolving roles of Mr. Siegel and Mr. Hendricks, the Adjusted EBITDA percentage range for 2016 will be approximately 0.42% to 0.62% of Adjusted EBITDA, reflecting the decline in Mr. Siegel’s sharing percentage. Other participants’ potential cash incentive payment amounts will not increase or decrease as a result of the change in Mr. Siegel’s sharing percentage.

In determining the performance-adjusted bonus pool percentage for 2015, the Compensation Committee considered many metrics including:

•	The Company had a continued strong and improving safety performance that was driving the industry incident averages lower. The total recordable incident rate for the year was the lowest in the Company’s history.

•	Average daily drilling margin increased nearly 6% through the year despite a severe industry downturn.

•	Management effectively reduced personnel counts in our drilling and pressure pumping businesses, in line with the severe contraction in activity.

•	Supply chain management effected over $50 million in savings in our drilling and pressure pumping businesses, allowing the Company’s operations to be more cost-effective and competitive.

•	Improved drilling efficiency and reduced rig down time together with effective customer relationship, contract and cost management allowed the Company to maintain better rig utilization than its competitors and to increase its land drilling market share.

•	The Company maintained a strong balance sheet through the year, improved liquidity and reduced forward purchase commitments.

•	The Company effectively settled a longstanding legal dispute and put in place processes for compliance and monitoring.

Accordingly, the Compensation Committee determined that management had outstanding performance in a very difficult year. This outstanding performance supported a slight increase of the percentage from 0.70 in 2014 to 0.78 in 2015, recognizing that the actual bonuses would be substantially reduced from 2014 primarily because of the significant reduction in Adjusted EBITDA and to a lesser extent the reduction in Mr. Siegel’s compensation. So, while the multiplier percentage increased by 0.08, the actual executive bonus pool for 2015 was reduced by 45%, or over $3.1 million, from 2014.

In addition, although total shareholder return is not directly used in determining the performance-adjusted bonus pool percentage, the Compensation Committee considered that the Company’s total shareholder return in 2015, though slightly negative on an absolute basis, largely due to the strong correlation between our stock price and the price of crude oil, was:

•	the highest among its peer group of companies,

•	at approximately the 92nd percentile among peers over the past two and three year periods,

•	significantly higher than its primary land drilling and pressure pumping peers, and

•	a substantially lower percentage decrease than the decrease in the bonuses paid.

We believe that this variable cash compensation structure provides a direct link between compensation and the financial performance of Patterson-UTI, while allowing for adjustments for individual performance and non-financial corporate results. Accordingly, although Adjusted EBITDA is used to determine the maximum incentive cash compensation pool, Adjusted EDITDA is not the sole factor or metric used.

We do not typically make changes to the base compensation of our top Named Executive Officers from year to year to promote the idea that management should not be focused on the fixed component of their compensation, but rather they should expect that variable compensation — tied to the Company’s performance — will be the most significant part of their cash remuneration.

We believe that the use of lower market-based salaries with potentially higher variable bonuses aligns our executives’ annual cash compensation with our actual financial results. During periods of low earnings, such as we had in 2009 and in 2015 and which we expect for 2016 due to very challenging market conditions, total cash compensation will be materially lower and typically be in the lower quartiles against our peers, but reflective of our lower cash generation. During periods of higher earnings, such as we experienced in 2011-2014, cash compensation will typically be in the top quartiles and be reflective of the Company’s higher cash generation. Accordingly, we look at our compensation program as a multi-year program that is targeted to provide cash compensation to our top four Named Executive Officers that is (i) aligned with changes in earnings from year to year, and (ii) on a full cycle basis aligned with stockholder returns compared to our peers.

Although there will be years where the cash compensation paid to our executives will be in the higher quartiles and our relative stock performance may be at a lower quartile or vice versa, this result generally will occur during a period of transition within the industry where there exists a lag between market expectations and current activity. A good example of this was at the end of 2008 when our drilling activity and operating results were at high levels, but the public market valuations of land drillers and pressure pumpers were falling on the expectation of a severe downturn that occurred months later in 2009. The same conditions were also present at the end of 2014 when we generated record quarterly revenue and record revenues in our pressure pumping business, but our stock price was falling on the expectation of the current severe downturn.

We have considered in the past the use of more traditional bonus plans tied to annual budgets and performance against those budgets. We have concluded, however, that given the extreme volatility in our industry those plans do not provide the incentives that we seek to achieve and could in fact create incentives for our management to focus only on the short-term. By tying a meaningful portion of the Named Executive Officers’ compensation to Adjusted EBITDA, we believe their short-term cash compensation adjusts more quickly to actual financial performance, resulting in a better alignment with the stockholder’s interests than occurs under a program tied to a budget or projected financial results.

Emphasis on Equity for Long-Term Incentive Compensation

We have historically targeted 60% or more of total compensation to be in the form of time-vested equity or equity-based awards. This emphasis on equity-based compensation is aimed at aligning the financial interest of the top four Named Executive Officers with our stockholders and the total returns provided to stockholders. We believe that by making a large portion of compensation tied to equity, our top four Named Executive Officers can only fully realize the potential benefits of the compensation if our stockholders also benefit.

Over the years we have adjusted the form of the equity incentives we provide to our top four Named Executive Officers from solely options to a mix of options, restricted stock and performance units. We believe that this mix allows us to tailor our program to encourage the building of long-term value and, in the case of performance units, achievement of positive stockholder returns in excess of our peer group.

The following charts set forth the allocation of the various forms of long-term equity-based incentives that we have granted the top four Named Executive Officers from 2011-2015 and the allocation of these incentives that we used for 2015:

Award Type	Discussion	Key Benefits to Stockholders and Stockholder Alignment
Restricted Stock	We consider restricted stock as an additional form of basic compensation that provides value to the executive only if the executive remains in the employment of the Company during the vesting period, with that value being subject to increases and decreases in value depending on the performance of our stock. We typically target restricted stock awards to represent approximately 30-50% of total equity-based compensation depending on stock prices and volatility at the time of grant.	•Value dependent upon stock price performance •Enhances retention of executive talent •Encourages long-term share ownership

Stock Options	Stock options provide value to the executive only if the value of the Company’s stock appreciates. Consequently, we consider these awards to be performance-based. When we approve grants of options to our executives, we take into account a number of different factors, including the stock price at the time of grant, the expected value of the option grant and prior option grant amounts. We typically target stock options to represent 25% to 40% of total equity-based compensation.	•Inherently performance-based •Value contingent upon positive stock price performance •Ten year term encourages a focus on longer-term performance •Enhances retention of executive talent

Performance Units	Our use of performance units is intended to provide a direct link in the compensation of our top four Named Executive Officers to both the absolute performance of our stock and relative performance compared to our peer group. This component will not have a payout unless the three year total stockholder return is positive for the performance period and, when compared to the peer group, is at or above the 25th percentile. This component assures that the value provided to those Named Executive Officers will not be created solely by an increase in stock price due to favorable market conditions, while it also provides an incentive to continue to outperform peers even in down cycles for the market or our industry. We typically target performance units to represent 25% to 35% of total equity-based compensation.	•Performance-contingent •Payout contingent on positive stockholder returns and shareholder return performance relative to peers •Value of shares dependent upon stock price

We have considered the potential risks associated with tying a large portion of executive compensation to equity. We do not believe that our program creates unreasonable risks for the following reasons:

•	The long-term nature of our equity based awards and the required vesting periods help minimize the potential for excessive risk taking and actions aimed at short-term stock gains,

•	Our use of different types of equity grants, in particular restricted stock, helps offset these risks,

•	We have meaningful share ownership guidelines,

•	We maintain an anti-hedging policy,

•	We maintain a clawback policy that applies to all of our executive officers for both cash and equity incentives, and

•	Three of the top four Named Executive Officers have been with the Company for more than fifteen years and have an established track record of focus on growing long-term sustainable growth for the Company.

Our Board has also considered in its risk assessment of our executive compensation program its view that our management is highly ethical and focused on creating true long-term value for stockholders and not focused on just short-term gains. The Board, primarily through its Compensation and Audit Committees, monitors and considers risks associated with the Company’s compensation plans on a regular basis.

Team Compensation Structure

Our senior executive management has had the philosophy that they operate as a team, with each member being an important part of the team. As a result, for more than the past ten years the Board has determined that as a general proposition our awards of cash and equity incentive compensation should be pooled and allocated among them as a team. Although the allocations among the team members have changed over time due to changes in the executive management team and responsibilities, the allocations among the existing team have generally remained consistent. With the reduction in Mr. Siegel’s compensation for 2015 as noted above, the allocations changed in 2015 and again in 2016 to reflect a 40% reduction for Mr. Siegel in each of those years.

Prior to 2015 and for the five years prior, when allocating the incentive compensation among our top four Named Executive Officers, we allocated 4/11th to Mr. Siegel, our Executive Chairman, 3/11th to Mr. Hendricks or his predecessor, our President and Chief Executive Officer, and 2/11th to each of Mr. Vollmer, our Senior Vice President-Corporate Development, Chief Financial Officer and Treasurer, and Mr. Berns, our Senior Vice President, respectively. In 2015, for cash incentive compensation the allocation to Mr. Siegel was reduced, as noted above, and we made no other changes. For equity-based compensation for 2015, we made the change for Mr. Siegel noted above, and made other reallocations so that the allocations from the equity-based compensation pool would be 33.3% for Mr. Hendricks, 26.7% for Mr. Siegel and 20.0% for each of Messrs. Vollmer and Berns. This equity-based compensation sharing pool is expected to be further adjusted for 2016, with the reduction in equity-based compensation being made for Mr. Siegel as noted above.

We believe that the team-based approach for compensating our top four Named Executive Officers fosters effective decision-making and collaborative efforts in executing Patterson-UTI’s long-term strategic and short-term tactical objectives. This approach has worked well for Patterson-UTI for over ten years. We expect to maintain this approach in the future, although we will continue to monitor the team compensation approach to make sure that it continues to work in practice.

Process for Determination of Executive Compensation

Compensation Committee

The Board of Directors has delegated the management of the Company’s executive compensation programs to the Compensation Committee. The Compensation Committee meets on a regular basis to consider compensation matters and to review how the Company’s plans and policies work in practice. Each of the Committee’s current members is an independent director as defined by the Nasdaq listing standards.

Compensation determinations and equity awards are conducted through a process that solicits the input from management through our Executive Chairman and our CEO, as well as from outside compensation consultants retained by the Compensation Committee. In addition to the recommendations of management and consultants, the Compensation Committee considers feedback from the Company’s stockholders, guidelines of proxy advisory firms, reported trends in compensation, internal budgets, historical data for the Company and its peers, strategic planning updates and other information that it considers relevant.

Chairman and CEO

Our Chairman and, commencing in 2015, our CEO provide the Compensation Committee with reviews of the performance of other executive officers and senior managers, including the other Named Executive Officers. The Compensation Committee also engages them in an annual dialog with our Committee Chairman and our Lead Director on our compensation program and seeks their input on and review of proposals for long-term incentive grants. This process results in a recommendation that is considered by our Compensation Committee as a whole.

Independent, Outside Compensation Consultant

Our Compensation Committee regularly utilizes outside compensation consultants to help assess and design our executive compensation program. These consultants are paid on a basic fixed fee structure plus expenses. These outside consultants provide data and advice on historical compensation and stockholder returns, market trends and peer compensation practices. The Compensation Committee has retained Pearl Meyer & Partners (“Pearl Meyer”) as its consultant and advisor for executive compensation matters since 2012.

Our Compensation Committee regularly reviews the services provided by its outside consultants and has determined that Pearl Meyer is independent in providing executive compensation consulting services. In making this determination, our Compensation Committee noted that during 2015:

•	Pearl Meyer did not provide any services to the Company or management other than services requested by or with the approval of the Compensation Committee, and its services were limited to executive compensation consulting and the Company’s participation in drilling management compensation surveys. Specifically, Pearl Meyer does not provide, directly or indirectly through affiliates, any non-executive compensation services, including pension consulting or human resource outsourcing.

•	Fees we paid to Pearl Meyer were less than 1% of Pearl Meyer’s total revenue;

•	Pearl Meyer maintains a conflicts policy, which was provided to the Compensation Committee with specific policies and procedures designed to ensure independence.

•	None of the Pearl Meyer consultants working on Company matters had any business or personal relationship with Compensation Committee members.

•	None of the Pearl Meyer consultants working on Company matters (or any consultants at Pearl Meyer) had any business or personal relationship with any executive officer of the Company.

•	None of the Pearl Meyer consultants working on Company matters directly own Company stock.

The Compensation Committee receives a confirmation certification of independence from its consultants on an annual basis and continues to monitor the independence of its compensation consultant on a periodic basis.

In 2015, Pearl Meyer provided the Compensation Committee with information on the compensation practices of our peer group and other oilfield service companies and on the reasonableness of our program as compared to the compensation practices of our peer group. In so doing, Pearl Meyer provided the Compensation Committee with information on each element of the total compensation of our executive officers as well as a comparison of our compensation against our peers based on data gathered from proxy statements and other SEC filings and other sources available to Pearl Meyer. This comparison provided the Compensation Committee with various comparative market levels of compensation for our executive management team as well as a comparative position for each executive officer. Pearl Meyer also provided the Compensation Committee with information on the cost and potential dilution to our stockholders of our equity-based incentives and compared that to our peer group.

When reviewing the peer compensation data provided to the Compensation Committee by its consultants, the Compensation Committee has generally given greater weight to the comparative data for the team as a whole versus the data for individual positions at our peers given the team management approach followed by us as described above. We have found that total compensation for our top four Named Executive Officers as a group has typically been between the 50-75th percentile range depending on the year (a range of outcomes that is aligned with our performance relative to peers). Although the Compensation Committee looks to various percentile ranges of compensation based on potential performance when setting compensation, the Compensation Committee does not target specific total compensation due to its emphasis on variable compensation.

2015 Peer Group

In 2015 and for several years previously we used the following energy services peer group for compensation matters:

• Atwood Oceanics Inc.

• Basic Energy Services, Inc.

• Diamond Offshore Drilling Inc.

• FMC Technologies Inc.

• Helmerich & Payne Inc.

• Nabors Industries Ltd.

• Noble Corp.

• Pioneer Energy Services Corp.

• Rowan Companies Inc.

• Weatherford International Ltd.

• Baker Hughes Incorporated

• Cameron International Corporation

• Ensco plc

• Halliburton Company

• Key Energy Services, Inc.

• National Oilwell Varco Inc.

• Parker Drilling Company

• Precision Drilling Corporation

• Transocean Ltd.

• Unit Corp.

2016 Peer Group

In early 2016, following extensive deliberations and consultation with our compensation advisor, the Compensation Committee determined to update its peer group of energy service companies. The update also took into account feedback received from our engagement with significant stockholders, as well as a review of the peer groups as determined by the two major shareholder advisory firms.

This update removed several outsized companies, reflected industry changes through merger and acquisition activity and accounted for the severe contraction in industry participant scale and profitability. The update focused on energy service companies that directly compete with the Company’s businesses and/or are reasonably scaled to the Company’s operations and financial measures. Specifically, this updated group of eighteen peers outlined below includes Helmerich & Payne, Inc., Nabors Industries, Ltd. and Precision Drilling Corporation, which are our primary competitors in land-based drilling in North America. Atwood Oceanics Inc., Basic Energy Services, Inc., Diamond Offshore Drilling, Inc., Ensco, Inc., Noble Corp., Parker Drilling Company, Rowan Companies, Transocean Ltd. and Unit Corp. are other primarily drilling-based peers

Our updated peer group also includes Weatherford International Ltd., which is a significant competitor in the North American pressure pumping service market and Forum Energy Technologies, Inc., FMC Technologies, Inc., Oceaneering International, Inc., Oil States International Inc. and Superior Energy Services, Inc., which are diversified energy services peers that are roughly comparable in size to the Company.

With our revised peer group, we have included 16 of the 24 companies used by the two major shareholder advisory firms in 2015, and the companies that we excluded were excluded either due to their much smaller size and market capitalization (e.g., Key Energy Services and Pioneer Energy Services) or because of their different operations (e.g., Bristow Group, Dresser Rand Group and McDermott International).

We also excluded Halliburton Company and Baker Hughes Incorporated, which were in our peer group in 2015, due to their larger size and complexity based on the input from our significant stockholders. We had previously included these companies due to their being our principal competitors in pressure pumping and our view that we compete for executive management with these companies. However, based on stockholder input and the pending combination of Halliburton and Baker Hughes, the Compensation Committee concluded it was appropriate to exclude those companies from our peer group going forward.

For 2016 assessments, we will use the following energy service peer group for company performance and compensation matters:

• Atwood Oceanics Inc.

• Basic Energy Services, Inc.

• Diamond Offshore Drilling Inc.

• Ensco plc.

• Forum Energy Technologies, Inc.

• FMC Technologies , Inc.

• Helmerich & Payne Inc.

• Nabors Industries Ltd.

• Oceaneering International

• Noble Corp.

• Oil States International Inc.

• Precision Drilling Corporation

• Parker Drilling Company

• Rowan Companies Inc.

• Superior Energy Services, Inc.

• Transocean Ltd.

• Unit Corp.

• Weatherford International Ltd.

The new peer group will be applicable to future compensation decisions, but equity-based awards that were granted prior to 2016 will continue to be evaluated using the peer group in effect at the time those awards were granted.

Consideration of “Say on Pay” Voting Results and Engagement with Stockholders

In 2011 our Board recommended an annual advisory (nonbinding) vote on executive compensation that received 87% support, including abstentions and excluding broker non-votes, and therefore determined to hold advisory (nonbinding) votes on executive compensation annually.

We have reviewed the results of the stockholder “say on pay” advisory vote with respect to the 2014 compensation actions and decisions for our Named Executive Officers set forth in the CD&A, the summary compensation table and the related compensation tables and narratives in last year’s proxy statement. Eighty-one percent of the votes cast (including abstentions and excluding broker non-votes) on the proposal voted in support of our compensation structure as described in the last year’s proxy statement. Based upon this level of support, which we regard as marginally acceptable, we expanded our engagement with significant shareholders, particularly those who had expressed negative votes. The Compensation Committee considered this feedback for determining executive compensation in 2015 and for assessing the overall executive compensation program and its success in aligning the pay of our executives with our strategy, our financial performance, and the interests of our stockholders.

During 2015 and in early 2016, we directly engaged with our stockholders that had holdings that represented over 60% of our outstanding shares at December 31, 2015, and carefully considered their feedback regarding our executive compensation program and other matters. Based on the results of our 2015 “Say on Pay” vote and the input of our significant shareholders, the Compensation Committee updated the composition of our peer group for 2016 as discussed above to eliminate some of the larger peers included in past years. We will continue to engage with our stockholders, as we value the insights gained from our discussions with our stockholders and find them to be helpful as our Compensation Committee considers and adopts policies affecting our executive compensation program. We will continue to consider the outcome of future say-on-pay votes, as well as feedback received through our stockholder engagement activities throughout the year to understand their views on our executive compensation philosophy, policies, and practices, when making compensation decisions for our executive officers.

In addition, stockholders are invited to express their views to the Committee as described under the heading “Communication with Directors” in this proxy statement. You should read this CD&A in conjunction with the advisory vote that we are conducting on the compensation of the Named Executive Officers. This CD&A, as well as the accompanying compensation tables, contains information that is relevant to your voting decision.

Process and Considerations Relating to Determination of Cash Compensation

The Compensation Committee will generally review base compensation and the terms for bonus cash compensation for management early in the first quarter of the year following the Company’s fiscal year. When reviewing cash compensation the Compensation Committee will look at the total cash compensation received by the executives over a multi-year period, as well as the total cash compensation projected for the current year. This approach allows the Compensation Committee to consider the cash compensation paid over a full industry cycle in order to obtain comparable data for benchmarking purposes.

The Compensation Committee also annually sets an Adjusted EBITDA threshold amount (generally around 60% of the initial budgeted Adjusted EBITDA). If this threshold is not achieved, there are no cash bonuses for the period. As a result of the cyclical nature of our business and the very strong correlation between oil and natural gas prices and our financial results, the threshold Adjusted EBITDA amount frequently changes from one year to the next in-line with our budgeted expectations of activity for the year. The Adjusted EBITDA threshold requirement also is intended to address requirements of Section 162(m) of the Internal Revenue Code. The Compensation Committee then sets a team maximum bonus potential as a percent of Adjusted EBITDA and a number of operational and financial factors are outlined for consideration of management’s performance. The annual payout amount is limited to $5 million to any individual in a year, and no bonuses are guaranteed under this program. At the end of the performance period, the Compensation Committee assesses executive management’s performance and determines the actual performance-adjusted bonus pool percentage that will be used to calculate the actual amount of the bonus pool.

Process and Considerations Relating to Determination of Equity Compensation

The Compensation Committee’s practice for grants of equity-based compensation has generally been to consider the grant of stock options, restricted stock and performance units to executive management following the conclusion of our first quarter. This grant is typically made in conjunction with regular quarterly Board meetings held prior to the Company’s public release of its quarterly earnings. This timing also allows the Compensation Committee to receive market data from its consultants for prior year grants. Although this process does not result in calendar year comparisons for purposes of total shareholder return and other calculations, the Compensation Committee believes that having year-end information allows it to make more informed decisions and the use of a consistent grant cycle for equity reduces risks associated with equity grants made on a random basis. Patterson-UTI is able to obtain and use relevant peer data for calculating our peer total shareholder returns and reviewing comparable grants of equity based compensation.

When making grants of equity-based compensation, the Compensation Committee considers a number of factors, including financial performance, competitive peer data, prior year grants (both in terms of number of shares and total value), and potential dilution impact and current and historical stock prices. The Compensation Committee also takes into consideration the advice of its consultants as to peer and market practices on the use and mix of restricted stock, options and performance units.

For restricted stock and stock options granted to the top four Named Executive Officers, these awards are subject to three-year vesting, with one-third vesting after the first year and 1/36th of the grant vesting each month over the next two years. The restricted stock grants also have a performance-based vesting component, which for 2015 required that the Company achieve Adjusted EBITDA of at least $275 million for the nine months ending December 31, 2015, $350 million for the twelve months ending December 31, 2016 or $350 million for the twelve months ending December 31, 2017. The performance units granted in 2015 are to be settled with shares of stock, with the number of shares to be issued based on the Company’s total stockholder return at the end of the third year following the grant relative to the total stockholder return for our peer group of companies. Subject to a limited change of control exception, no payout will be provided on the performance units granted in 2015 unless total shareholder return is positive for the performance period and, when compared to our peer group, the Company’s relative total stockholder return is at least at the 25th percentile.

We have also adopted the following additional practices regarding equity grants:

•	Grants will not vest in less than one year.

•	Options will not be re-priced or exchanged.

•	Equity grants are subject to claw-back in the event that the Board learns that any misconduct by the Named Executive Officer contributed to the Company having to restate all or a portion of its financial statements.

•	Options are to have exercise prices equal to or greater than the fair market value on the date of grant.

•	Performance targets are not to be modified other than to give effect to acquisition or disposition of businesses or similar structural changes — market condition changes will not result in changes in performance targets.

Overview of 2015 Performance and Compensation

As noted above under “Executive Summary” and “Business”, the Company performed exceptionally well in 2015 in the face of a very challenging drilling and energy services marketplace. In addition to the financial and operational successes, the Company’s stock provided a strong performance relative to our industry peers in 2015. For the one year period ended December 31, 2015, the Company had the highest total shareholder return among our updated 18 company peer group and delivered a total shareholder return at the 92nd percentile among those peers for the two and three year periods ended December 31, 2015.

Cash Compensation

As discussed above, in addition to their base salaries, the top four Named Executive Officers participate in a variable cash bonus program based on Adjusted EBITDA and additional performance measurements. For 2015, the Compensation Committee set an Adjusted EBITDA threshold amount of $400 million, which was generally around 60% of our initial budgeted Adjusted EBITDA. As a result of the cyclical nature of our business and the very strong correlation between oil and natural gas prices and our financial results, the threshold Adjusted EBITDA amount frequently changes from one year to the next in-line with our budgeted expectations of activity for the year. Even though the threshold Adjusted EBITDA can fluctuate from year to year, the rigor of the metric is maintained on the same level and remains challenging. Accordingly, due to the severe downturn in our industry and expectations for 2015, the Adjusted EBITDA threshold amount for 2015 was less than the threshold amount for 2014. The Compensation Committee then set a team maximum bonus potential as a percent of Adjusted EBITDA. Our allocation among the top four Named Executive Officers in 2015 was a team maximum bonus potential of up to 0.81% of Adjusted EBITDA.

Under the terms of the Company’s cash compensation plan described above, the top four Named Executive Officers earned cash payments in respect of 2015 based on a performance factor equal to 0.78% of the Company’s Adjusted EBITDA of $582 million for 2015, reduced from the maximum bonus potential under the plan of 0.81% of Adjusted EBITDA. The total bonus pool was further reduced to reflect the 40% reduction in Mr. Siegel’s bonus from that calculated using the legacy team allocation formula. This bonus pool amount reflected the Compensation Committee’s judgment that executive management had demonstrated exceptional performance and results in 2015 in leading the Company through the severe contraction in the energy industry. In particular, the Compensation Committee noted the management team’s exemplary efforts in reducing and controlling costs in a rapidly declining market, their ability to maintain market share and operational profitability in a market where many companies are operating at cash losses and continued industry leadership in safety performance. In determining the performance factor for 2015, the Compensation Committee considered many metrics including:

•	The Company had a continued strong and improving safety performance that was driving the industry incident averages lower. The total recordable incident rate for the year was the lowest in the Company’s history.

•	Average daily drilling margin increased nearly 6% through the year despite a severe industry downturn.

•	Management effectively reduced personnel counts in our drilling and pressure pumping businesses, in line with the severe contraction in activity.

•	Supply chain management effected over $50 million in savings in our drilling and pressure pumping businesses, allowing the Company’s operations to be more cost-effective and competitive.

•	Improved drilling efficiency and reduced rig down time together with effective customer relationship, contract and cost management allowed the Company to maintain better rig utilization than its competitors and to increase its land drilling market share.

•	The Company maintained a strong balance sheet through the year, improved liquidity and reduced forward purchase commitments.

•	The Company effectively settled a longstanding legal dispute and put in place processes for compliance and monitoring.

The Compensation Committee also considered the specific performance of each of the individuals and the performance assessments recommendations of Mr. Siegel and Mr. Hendricks on the team’s performance. Confirming the Company’s direct tie between financial performance and executive compensation, the total executive bonus pool for 2015 was reduced by 45% or over $3.1 million from the 2014 level. In accordance with past practice, the bonus pool was allocated among the top four Named Executive Officers as described under “Team Compensation Structure” above.

We believe that the design of our program is particularly well suited to ensure alignment of our Named Executive Officers with our stockholders in the continued challenging environment we face for 2016, as incentive opportunities for our Named Executive Officers are directly aligned with our level of profitability rather than how our profitability compares to budget.

2015 CASH COMPENSATION

Name	Salary	Adjusted EBITDA Incentive (Percentage of Company Adjusted EBITDA)	Variable Cash Compensation Based on Adjusted EBITDA(1)	Total Cash Compensation
William A. Hendricks, Jr.	$600,000	0.2127%	$1,238,885	$1,838,885
John E. Vollmer III	$350,000	0.1418%	$825,924	$1,175,924
Mark S. Siegel	$350,000	0.1702%	$991,108	$1,341,108
Kenneth N. Berns	$265,000	0.1418%	$825,924	$1,090,924

(1)	The maximum amount that can be awarded to an individual under our cash-based incentive plan during a 12–month period is $5,000,000. In order to reach this maximum amount and assuming a total bonus pool equal to the top end of the range (equal to 0.81% of Adjusted EBITDA), Adjusted EBITDA of $2.3 billion in the case of Mr. Hendricks, $2.8 billion in the case of Mr. Siegel and $3.4 billion in the case of Messrs. Vollmer and Berns would have been needed. The target bonus amount presented in the Grants of Plan-Based Awards table is calculated for the respective officer based on Patterson-UTI’s actual Adjusted EBITDA for the fiscal year ended December 31, 2015, and the allocation formula applied to the bonus pool for distribution as noted above.

Equity-Based Compensation

The Committee made the following equity-based grants in 2015 to Messrs. Hendricks, Vollmer, Siegel and Berns, considering the Company’s 2014 financial results and comparative total shareholder return performance over the one, two and three year periods ended March 31, 2015.

2015 EQUITY-BASED GRANTS

	Restricted Stock(1)		Stock Options(2)		Performance Unit Awards(3)		Total Value
Name	# Shares	Value	# Shares	Value	# Shares	Value
William A. Hendricks, Jr.	74,200	$1,508,486	257,000	$1,508,164	63,600	$1,352,136	$4,368,786
John E. Vollmer III	44,500	$904,685	154,200	$904,898	38,100	$810,006	$2,619,589
Mark S. Siegel	59,300	$1,205,569	205,600	$1,206,531	50,800	$1,080,008	$3,492,108
Kenneth N. Berns	44,500	$904,685	154,200	$904,898	38,100	$810,006	$2,619,589

(1)	Shares of restricted stock were awarded on April 21, 2015. The value indicated in the table is the value on the date of grant based on the closing price of Patterson-UTI’s common stock on the date of grant.

(2)	Options were awarded on April 21, 2015. The value indicated in the table was determined using the Black-Scholes option pricing model as of the date of grant.

(3)	Performance Units were awarded on April 21, 2015. The number of shares indicated in the table represents the target number of shares for each respective award. According to the terms of the awards, the actual number of shares earned by the recipient can range from zero shares to two times the target number of shares depending on how Patterson-UTI performs in terms of total stockholder return relative to its peer group. The value indicated in the table was determined based on a Monte-Carlo simulation model and represents the estimate of fair value on the date of grant.

The grant of restricted stock, options and performance units to the top four Named Executive Officers were made following the vesting, term and other criteria described above.

The performance units granted in 2015 to Messrs. Hendricks, Siegel, Vollmer and Berns provide for the issuance of a target of 63,600 shares of Common Stock to Mr. Hendricks, 50,800 shares of Common Stock to Mr. Siegel and 38,100 shares of Common Stock to each of Messrs. Vollmer and Berns, respectively, if Patterson-UTI’s total stockholder return over a three year period is positive and, when compared to the peer group, is at the 50th percentile and two times the target if at the 75th percentile or higher. If the Company’s total stockholder return is positive, and, when compared to the peer group, is at the 25th percentile, the recipients will only receive one-half of the target number of shares. The grant of shares when achievement is between the 25th and 75th percentile will be determined on a pro-rata basis. Total stockholder return for Patterson-UTI for the 2015 performance unit grants is measured based on $100 invested in Common Stock on the first day of the performance period, with dividends reinvested. The performance period is the period from April 1, 2015 through March 31, 2018.

No shares will be issued in respect of the performance units granted in 2015 unless Patterson-UTI total stockholder return is positive for the performance period and, when compared to our peer group, is at or above the 25th percentile.

Total Compensation and Relationship to Performance

The Compensation Committee considered the advice of Pearl Meyer when establishing its 2015 compensation program. In doing so, the Compensation Committee sought to offer a total compensation package (cash and long-term) for the top four Named Executive Officers as a group that would be commensurate with the Company’s percentile performance versus peers. The Compensation Committee looked at financial and relative shareholder return performance over one, two and three year bases, as noted below, in establishing the long-term incentive equity grants for 2015. When determining the size of 2015 equity incentive awards in April 2015, the Compensation Committee considered the following measures of relative performance for Patterson-UTI against our peers:

•	1 year Total Shareholder Return through March 31, 2015: 65th percentile

•	2 year Total Shareholder Return through March 31, 2015: 68th percentile

•	3 year Total Shareholder Return through March 31, 2015: 87th percentile

Although the Compensation Committee looks to various percentile ranges of compensation based on potential performance when setting compensation, the Compensation Committee does not target specific total compensation due to its emphasis on variable compensation.

The Compensation Committee established the 2015 equity incentive awards at a level that would deliver value to the top four Named Executive Officers at an approximate percentile range approximating the total shareholder return percentile that the Company achieves (as defined by the Committee in consultation with Pearl Meyer) relative to its peer group.

We believe that Patterson-UTI has a strong and cohesive management team and that the compensation policies that it has implemented provide the proper mix of current compensation and long-term incentives for building stockholder value. The Company’s better than peer performance has supported the use of these policies and aligns the interest of management with the Company’s stockholders.

With respect to Mr. Holcomb, who serves as the President of the Company’s contract drilling subsidiaries, the Compensation Committee determined his non-equity incentive compensation in a manner similar to the top four Named Executive Officers. The Compensation Committee sets an Adjusted EBITDA threshold for the contract drilling business that must be achieved or Mr. Holcomb will not receive a bonus. The Compensation Committee also sets a range of the percent of Adjusted EBITDA for the contract drilling segment that will be used to determine the amount of any cash payout after the end of the performance period. The actual performance factor to be used is based on the achievement of contract drilling operational and financial performance toward the Company’s business strategy and operational plans during the year. Any annual payout amount to Mr. Holcomb is limited to $5 million in a year.

For 2015, in recognition of the severe industry downturn, the Compensation Committee set a $300 million Adjusted EBITDA threshold for the contract drilling business and a performance factor range of 0.032% and 0.048% of Adjusted EBITDA for the contract drilling business. The Compensation Committee determined Mr. Holcomb’s 2015 non-equity incentive compensation to be 0.04512% of Adjusted EBITDA for the contract drilling business based on Adjusted EBITDA of $527 million in 2015, his individual performance and the following factors specific to the Company’s contract drilling business:

•	Improved safety results and operational and cost efficiencies;

•	Timely and efficient scaling of the business during a severe industry downturn;

•	Training and management development programs;

•	Generation of customers and management of existing relationships; and

•	Increase of Company market share in a severely contracting market.

The bonus amount reflects efforts towards achieving the Company’s current and long-term objectives in its contract drilling business.

Mr. Holcomb’s equity-based, long-term incentive compensation was awarded in the form of restricted stock that vests in one-third increments over a three year period and is set forth in the “Grants of Plan-Based Awards Table” below.

Alignment of Realized Long-Term Incentive Value with Performance

While grant date, long-term incentive values approved by the Compensation Committee vary based upon our performance relative to peers, the realized value of long-term incentives — including the impact of changes in our stock price — can vary significantly depending upon both our relative and absolute total shareholder return performance.

We believe that the compensation realized by our executive officers is well aligned with our performance. In order to demonstrate the alignment of realizable pay with performance relative to peers, we compared:

(1)	realizable long-term incentive value as a percent of grant date/target value for the three-year period from March 2013 — March 2016, and the five-year period from March 2011 — March 2016, to

(2)	our performance relative to our peer group over the same two periods.

Components of Relative Alignment Review
	Target/Grant Date Value	Realizable Long-term Incentive Value
Stock Options	Grant date value of target annual award	In-the-money value of options granted during period — valued at 3/31/2016

Restricted Stock	Grant date value of target annual award	Value of all shares granted during period at 3/31/2016

Performance Units	Grant date value of target annual award	•Amount earned: for plans granted and earned based on performance during period •Target award: for plans granted during period but still outstanding at end of period — valued at 3/31/2016

As shown in the two charts below, as a result of the precipitous industry-wide decline in stock prices that began in the second half of 2014, realizable long-term incentive value for our top four Named Executive Officers fell below the expected “fairway” and below 100% of the original grant date value, despite our strong performance relative to our new peer group during the period shown on the charts. This outcome further demonstrates the alignment of our executive compensation program with the interests of our stockholders.

Top Four Named Executive Officers Realizable Long-term Incentive Value Versus Performance Against Peers

Retirement Plans

Patterson-UTI offers a 401(k) plan to its employees, including its Named Executive Officers. Participants may contribute a portion of their base salary to the 401(k) plan, subject to federal limits. Patterson-UTI makes matching contributions up to four percent of each participant’s eligible base salary. The Named Executive Officers of Patterson-UTI are eligible to participate in the 401(k) plan on the same basis as other employees. Patterson-UTI does not have any other retirement plan.

Other Policies and Practices Supporting Strong Compensation Governance

Share Ownership Guidelines and Stock Holding Requirements for Chief Executive Officer, Other Executive Officers and Directors

Our Nominating and Corporate Governance Committee has enacted share ownership guidelines applicable to all executive officers and directors of Patterson-UTI. The guidelines require our Chief Executive Officer to own a number of shares of our Common Stock having a value at least equal to five times his or her base salary. The Chief Executive Officer has five years from the adoption of these guidelines, or the date of appointment to the chief executive position, whichever is later, to satisfy the ownership guidelines.

The guidelines also require officers and directors to hold at all times, subject to a five year phase-in from the date first elected as an officer or director, at least the following number of shares of Common Stock:

•	President and Chief Executive Officer	Number of shares equal to 5 times base salary
•	Executive Chairman	120,000 shares
•	COO/Senior Vice Presidents	60,000 shares
•	President — Drilling	30,000 shares
•	General Counsel	20,000 shares
•	Outside Directors	10,000 shares

For purposes of these ownership guidelines, equity incentive awards that have both time-based vesting and performance-based vesting are counted when the performance-based component has been satisfied. Unvested equity incentive awards that have only time-based vesting are counted and unearned performance-based incentive awards are not counted. In addition, each executive officer and director is required to maintain ownership of the net after-tax shares of Common Stock acquired from Patterson-UTI pursuant to any equity-based awards received from Patterson-UTI, unless such person has met his or her individual ownership requirement.

Each of the Named Executive Officers and Directors was in compliance with these guidelines as of the date of this proxy statement.

Clawback Policy

As provided for in Patterson-UTI’s Corporate Governance Guidelines and set forth in written agreements with its executive officers, Patterson-UTI has implemented a claw-back policy that allows for the recovery of bonus, severance or incentive based compensation from an executive officer in the event the Board of Directors learns that any misconduct by such executive officer contributed to Patterson-UTI having to restate all or a portion of its financial statements. The Board will take such action as it deems necessary to remedy the misconduct, prevent its recurrence, and if it deems appropriate based on the relevant facts and circumstances, take remedial action against such executive officer, which may include requiring the reimbursement of any bonus or incentive compensation awarded to such executive officer or effect the cancellation of stock awards previously granted to such executive officer if: (i) the amount of the bonus, incentive compensation or stock award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (ii) such executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement, and (iii) the amount of the bonus, incentive compensation or stock award that would have been awarded to such executive officer had the financial results been properly reported would have been lower than the amount actually awarded.

In addition to a stand-alone policy, Patterson-UTI’s 2005 Long-Term Incentive Plan (the “2005 LTIP”) and 2014 Long-Term Incentive Plan (the “2014 LTIP”) provide that if Patterson-UTI is required to prepare an accounting restatement due to the material noncompliance of Patterson-UTI, as a result of misconduct, with any financial reporting requirement under the securities laws, or if the participant is one of the persons subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the participant shall reimburse Patterson-UTI that amount of any payment in settlement of an award earned or accrued during the twelve-month period following the first public issuance or filing with the SEC (whichever just occurred) of the financial document embodying such financial statement requirement.

Pay for Performance

The Compensation Committee feels that the actual pay received by our Named Executive Officers is appropriately linked to performance and the results that were achieved, as a significant amount of pay is at risk for our Named Executive Officers under our incentive compensation plan design. See “Executive Summary” above.

Anti-Hedging Policy

Patterson-UTI has an anti-hedging policy. Our directors and executive officers may not purchase, sell or write options on Patterson-UTI securities or engage in transactions in other third-party derivative securities with respect to Company securities.

Anti-Pledging Policy

Patterson-UTI has an anti-pledging policy. Our directors and executive officers may not engage in transactions in which Patterson-UTI securities are used as collateral for any loan, including, but not limited to, “margin loans” in a brokerage account.

Perquisites and Personal Benefits

The Compensation Committee believes that benefits to executives should generally be aligned with those provided for other employees. No Named Executive Officer received perquisites totaling more than $10,000, except that Mr. Holcomb received an automobile allowance of $12,000 in 2015. Accordingly, except for the automobile allowance, the perquisites do not meet the threshold that would require disclosure in the Summary Compensation Table below.

Employment-Related Agreements and Other Matters

Change in Control, Severance and Employment Agreements

Change in Control Agreements and Tax Gross-Up Payments. Patterson-UTI has entered into change in control agreements with its top four Named Executive Officers as further described elsewhere in this proxy statement. The Company believes that such agreements may under certain circumstances protect the interest of the Company by discouraging such Named Executive Officers from leaving employment out of concern for the security of their jobs or being unable to concentrate on their work. We believe that the change in control agreements may also help Patterson-UTI attract and retain new key employees by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. Any future change in control or severance agreements will be approved subject to the circumstances existing at the time.

The change in control agreements with Messrs. Vollmer, Siegel and Berns contain a tax gross-up for the excise tax imposed on parachute payments, which were customary when these agreements were entered into more than ten years ago. While the Committee believes the tax gross-up provision is a valuable tool for executive retention, the Committee recognizes that tax gross-up provisions may no longer be viewed as customary. Going forward, the Committee does not plan to provide tax gross-ups in connection with compensation arrangements, and the change in control agreement entered into in April 2012 with Mr. Hendricks does not include a tax gross-up provision.

Severance Agreements. Patterson-UTI has also entered into written letter agreements with each of Messrs. Siegel, Berns and Vollmer pursuant to which Patterson-UTI has agreed to pay each such person within ten days of the termination of his employment with Patterson-UTI for any reason (including voluntary termination by him), an amount in cash equal to his annual base salary at the time of such termination. Any payment made by Patterson-UTI pursuant to these letter agreements will reduce dollar for dollar any payment owed to such person, if any, pursuant to the change in control agreements referenced above.

Employment Agreement. Patterson-UTI entered into an employment agreement with Mr. Holcomb in January 2012 in connection with his promotion to President of Patterson-UTI Drilling Company LLC. Pursuant to his employment agreement, Patterson-UTI agreed to employ Mr. Holcomb for an initial term of three years beginning January 1, 2012 at an annualized salary of $325,000 per year, subject to any increases that may be granted in the future. The employment agreement provides that the agreement will renew on a year-to-year basis unless either party notifies the other party at least 90 days before the expiration of the then-current initial term or renewal term. If during the term of the employment agreement, Mr. Holcomb’s employment is terminated due to his death or disability, by Patterson-UTI without cause or by Mr. Holcomb for good reason (as such terms are defined in the employment agreement), he will continue to receive his base salary for 12 months following the date of termination. Please see “Employment-Related Agreements” for further description of this agreement.

Section 162(m) Considerations

In considering compensation decisions for the executive management of Patterson-UTI, we routinely consider the potential effect of Section 162(m) of the Internal Revenue Code. Section 162(m) imposes a limitation on corporate tax deductions for non-performance based compensation to certain officers that exceeds $1 million that can be taken by a publicly held corporation for compensation paid to certain of its executive officers. While Patterson-UTI does not design its compensation programs for tax purposes, Patterson-UTI does design its plans to be tax efficient for Patterson-UTI where possible. However, the Committee believes that tax deduction limitations should not compromise Patterson-UTI’s ability to establish and maintain appropriate executive compensation programs and reserves the right to award non-deductible compensation.

Compensation Committee Interlocks and Insider Participation

No member of the Committee was, during the year ended December 31, 2015, an officer or employee of Patterson-UTI or any of its subsidiaries, or was formerly an officer of Patterson-UTI or any of its subsidiaries, or had any relationships requiring disclosure by Patterson-UTI under Item 404 of Regulation S-K.

During the year ended December 31, 2015, none of Patterson-UTI’s executive officers served as (i) a member of the compensation committee (or other Board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other Board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of Patterson-UTI.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement required by Item 402(b) of Regulation S-K with management and, based upon such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Terry H. Hunt, Chairman

Charles O. Buckner

Michael W. Conlon

Curtis W. Huff

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation for the fiscal year ended December 31, 2015 with respect to the principal executive officer, the principal financial officer and the other Named Executive Officers of Patterson-UTI:

SUMMARY COMPENSATION TABLE

Name and Principal Position(s)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-equity Incentive plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
William Andrew Hendricks, Jr.	2015	$600,000	$—	$2,860,622	(5)	$1,508,164	$1,238,885	$10,600		$6,218,271
President & Chief	2014	$600,000	$—	$3,579,705		$1,178,854	$1,912,639	$10,400		$7,281,598
Executive Officer	2013	$600,000	$—	$3,490,763		$1,321,454	$1,758,943	$—		$7,171,160
John E. Vollmer III	2015	$350,000	$—	$1,714,691	(6)	$904,898	$825,924	$10,600		$3,806,113
Senior Vice President —	2014	$350,000	$—	$2,386,470		$785,903	$1,275,093	$10,400		$4,807,866
Corporate Development, Chief	2013	$350,000	$—	$2,327,175		$880,969	$1,172,628	$10,200		$4,740,972
Financial Officer & Treasurer
Mark S. Siegel	2015	$350,000	$—	$2,285,577	(7)	$1,206,531	$991,108	$—		$4,833,216
Chairman of the Board	2014	$350,000	$—	$4,772,940		$1,571,806	$2,550,186	$—		$9,244,932
	2013	$350,000	$—	$4,654,350		$1,761,938	$2,345,257	$—		$9,111,545
Kenneth N. Berns	2015	$265,000	$—	$1,714,691	(6)	$904,898	$825,924	$—		$3,710,513
Senior Vice President	2014	$265,000	$—	$2,386,470		$785,903	$1,275,093	$—		$4,712,466
	2013	$265,000	$—	$2,327,175		$880,969	$1,172,628	$—		$4,645,772
James M. Holcomb	2015	$325,000	$—	$750,600	(8)	$—	$237,874	$22,600	(9)	$1,336,074
President — Patterson-UTI	2014	$325,000	$—	$1,057,314		$—	$343,111	$22,400	(9)	$1,747,825
Drilling Company LLC	2013	$325,000	$300,738	$759,240		$—	$—	$14,511	(9)	$1,399,489

(1)	Amounts include the fair value of awards at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to restricted stock awarded to the Named Executive Officer in the fiscal years ended December 31, 2015, 2014 and 2013 and with respect to performance units awarded to Messrs. Hendricks, Vollmer, Siegel and Berns in the fiscal years ended December 31, 2015, 2014 and 2013. Performance conditions for all awards of restricted stock had been satisfied as of December 31, 2015. Performance units awarded to Messrs. Vollmer, Siegel and Berns in the fiscal year ended December 31, 2012 had a performance period that ended on March 31, 2015, and the actual number of shares earned by the recipients was equal to two times the target number of shares, based upon the terms of the 2012 awards and Patterson-UTI achieving a 87th percentile total stockholder return relative to its peer group during the performance period. Shares of the Company’s Common Stock were issued to settle the 2012 performance units as follows: Vollmer — 96,000 shares, Siegel — 192,000 shares, Berns — 96,000 shares. Compensation related to these awards was reported in the Summary Compensation Table for the fiscal year ended December 31, 2012, and no compensation for the 2012 awards is included in subsequent years. For additional information related to the assumptions used and valuation of restricted stock and performance units, see Note 10 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(2)	Amounts represent the fair value at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to stock options awarded to the Named Executive Officer in the fiscal years ended December 31, 2015, 2014 and 2013. For additional information related to the assumptions used in connection with the valuation of stock options using the Black-Scholes-Merton option pricing model, see Note 10 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(3)	Represents annual cash bonuses earned for the fiscal years ended December 31, 2015, 2014 and 2013. The bonus plan in each of those fiscal years for the top four executive officers provided for a bonus pool based on Adjusted EBITDA, subject to a minimum Adjusted EBITDA of $400 million for 2015, $500 million for 2014 and $400 million for 2013. The bonus pool was allocated among the participants based on a pre-determined sharing percentage. The total amount paid from the bonus pool to Messrs. Hendricks, Vollmer, Siegel and Berns was $3.88 million for 2015, $7.01 million for 2014 and $6.45 million for 2013. The bonus plan in 2015 and 2014 for Mr. Holcomb provided for a bonus based on Adjusted EBITDA for Patterson-UTI’s contract drilling business, subject to a minimum Adjusted EBITDA of $300 million for 2015 and $400 million for 2014.

(4)	Amounts reflect contributions to a 401(k) plan by Patterson-UTI.

(5)	Amount includes $1,508,486 related to an award of shares of restricted stock and $1,352,136 related to an award of performance units during 2015.

(6)	Amount includes $904,685 related to an award of shares of restricted stock and $810,006 related to an award of performance units during 2015.

(7)	Amount includes $1,205,569 related to an award of shares of restricted stock and $1,080,008 related to an award of performance units during 2015.

(8)	Amount reflects an award of shares of restricted stock.

(9)	Amount includes $10,600 in 2015, $10,400 in 2014 and $10,200 in 2013 contributed to a 401(k) plan by Patterson-UTI on behalf of Mr. Holcomb, an automobile allowance of $12,000 in both 2015 and 2014 and $4,311 in 2013 for the use of a Patterson-UTI automobile.

The following table sets forth information concerning grants of plan-based awards during the fiscal year ended December 31, 2015 to the Named Executive Officers:

Grants of Plan-Based Awards

			Estimated Future Payouts under Non-equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William Andrew Hendricks, Jr	2/03/15	(1)	$600,000	$1,238,885	$5,000,000	—	—	—	—	—	—	—
	4/21/15	(2)	—	—	—	31,800	63,600	127,200	—	—	—	$1,352,136
	4/21/15		—	—	—	—	—	—	74,200	—	—	$1,508,486
	4/21/15		—	—	—	—	—	—	—	257,000	$20.33	$1,508,164
John E. Vollmer III	2/03/15	(1)	$400,000	$825,924	$5,000,000	—	—	—	—	—	—	—
	4/21/15	(2)	—	—	—	19,050	38,100	76,200	—	—	—	$810,006
	4/21/15		—	—	—	—	—	—	44,500	—	—	$904,685
	4/21/15		—	—	—	—	—	—	—	154,200	$20.33	$904,898
Mark S. Siegel	2/03/15	(1)	$480,000	$991,108	$5,000,000	—	—	—	—	—	—	—
	4/21/15	(2)	—	—	—	25,400	50,800	101,600	—	—	—	$1,080,008
	4/21/15		—	—	—	—	—	—	59,300	—	—	$1,205,569
	4/21/15		—	—	—	—	—	—	—	205,600	$20.33	$1,206,531
Kenneth N. Berns	2/03/15	(1)	$400,000	$825,924	$5,000,000	—	—	—	—	—	—	—
	4/21/15	(2)	—	—	—	19,050	38,100	76,200	—	—	—	$810,006
	4/21/15		—	—	—	—	—	—	44,500	—	—	$904,685
	4/21/15		—	—	—	—	—	—	—	154,200	$20.33	$904,898
James M. Holcomb	2/03/15	(3)	$96,000	$237,874	$5,000,000	—	—	—	—	—	—	—
	6/09/15		—	—	—	—	—	—	36,000	—	—	$705,600

(1)

The 2015 non-equity incentive cash bonus plan for the fiscal year ended December 31, 2015 was approved on February 3, 2015 for Messrs. Hendricks, Vollmer, Siegel and Berns. The bonus plan provided for a bonus pool based on a percentage of Adjusted EBITDA for the fiscal year ended December 31, 2015, subject to an Adjusted EBITDA threshold of $400 million. The Compensation Committee set an Adjusted EBITDA percentage range of 0.55% to 0.81% with the actual percentage awarded to be based on the Compensation Committee’s assessment of the Company’s and executive management’s progress toward and achievement of certain strategic and other objectives. The Compensation Committee determined the actual Adjusted EBITDA payment percentage to be 0.78% based on this assessment. The bonus pool was allocated among Messrs. Hendricks, Vollmer, Siegel and Berns based on a pre-determined sharing percentage. The threshold amount presented in this table is calculated for the respective officer based on the approved allocation formula and an assumed Adjusted EBITDA of $400 million using 0.55% of Adjusted EBITDA (the bottom of the specified range) as set forth when the plan was approved due to the fact that the bonus plan provided for no payment if the Adjusted EBITDA threshold of $400 million was not satisfied. The target amount is calculated based on Patterson-UTI’s actual Adjusted EBITDA for the fiscal year ended December 31, 2015, the actual Adjusted EBITDA percentage as determined by the Compensation Committee and the allocation formula applied to the bonus pool for distribution. The cash bonuses awarded from the bonus pool were awarded under the 2014 LTIP, which was designed to meet the requirements of Section 162(m) of the Code. Accordingly, if the $400 million Adjusted EBITDA performance goal was achieved, the Compensation Committee was authorized to approve payments to each of Messrs. Hendricks, Vollmer,

Siegel and Berns up to $5 million, the maximum amount that could be awarded to an individual under any cash-based performance award granted under the 2014 LTIP during a 12-month period, subject to reduction based on the percentage of the Adjusted EBITDA target set by the Compensation Committee.

(2)	On April 21, 2015, Patterson-UTI granted performance unit awards to Messrs. Hendricks, Vollmer, Siegel and Berns. These awards provide for the recipients to receive shares of Common Stock upon the achievement of certain performance goals established by Patterson-UTI during a specified period. The performance period is the period from April 1, 2015 through March 31, 2018. The performance goals are tied to Patterson-UTI’s total shareholder return for the performance period as compared to total shareholder return for our peer group determined by the Compensation Committee. There is no payout unless total shareholder return is positive for the performance period and, when compared to our peer group, is at or above the 25th percentile. The recipients will receive a target number of shares if the Company’s total shareholder return is positive and, when compared to the peer group, is at the 50th percentile and two times the target if at the 75th percentile or higher. If the Company’s total shareholder return is positive, and, when compared to the peer group, is at the 25th percentile, the recipients will only receive one-half of the target number of shares. The grant of shares when achievement is between the 25th and 75th percentile will be determined on a pro-rata basis.

(3)	The 2015 non-equity incentive cash bonus plan for Mr. Holcomb for the fiscal year ended December 31, 2015 was approved on February 3, 2015. The 2015 bonus plan for Mr. Holcomb provided for a bonus based on a percentage of Adjusted EBITDA for the Company’s contract drilling business (“Adjusted Drilling EBITDA”) for the fiscal year ended December 31, 2015, subject to an Adjusted Drilling EBITDA threshold of $300 million. The Compensation Committee set a targeted Adjusted Drilling EBITDA percentage range of 0.032% to 0.048%. The actual percentage awarded was based on the Compensation Committee’s assessment of Mr. Holcomb’s individual performance and certain factors specific to the Company’s contract drilling business. The Compensation Committee set the Adjusted Drilling EBITDA payment percentage at 0.045% based on these criteria. The threshold amount presented in this table is calculated for Mr. Holcomb based on an assumed Adjusted Drilling EBITDA of $300 million using 0.032% of Adjusted Drilling EBITDA (the bottom of the specified range) as set forth when the plan was approved due to the fact that the bonus plan provided for no payment if the Adjusted Drilling EBITDA threshold of $300 million was not satisfied. The target amount is calculated based on actual Adjusted Drilling EBITDA for the fiscal year ended December 31, 2015, and the Adjusted Drilling EBITDA percentage as determined by the Compensation Committee. The cash bonus awarded to Mr. Holcomb was awarded under the 2014 LTIP, which was designed to meet the requirements of Section 162(m) of the Code. Accordingly, if the $300 million Adjusted Drilling EBITDA performance goal was achieved, the Compensation Committee was authorized to approve payment to Mr. Holcomb up to $5 million, the maximum amount that could be awarded to an individual under any cash-based performance award granted under the 2014 LTIP during a 12-month period, subject to reduction based on the percentage of the Adjusted Drilling EBITDA target set by the Compensation Committee.

(4)	Shares of restricted stock were awarded pursuant to the 2014 LTIP. Ordinary dividends are paid on unvested shares of restricted stock. The rate at which these dividends are paid is the same rate at which ordinary dividends are paid on all other shares of Common Stock. The right to receive these dividends has been included in the grant date fair value of stock awards presented in the table. The shares awarded to Messrs. Hendricks, Vollmer, Siegel and Berns vest over a three-year period as follows: one-third on April 21, 2016, and the remainder in equal monthly installments over the 24 months following April 21, 2016. The shares awarded to Mr. Holcomb vest over a three-year period as follows: one-third on June 9, 2016, one-third on June 9, 2017 and one-third on June 9, 2018.

(5)	Options were granted pursuant to the 2014 LTIP. Options awarded to Messrs. Hendricks, Vollmer, Siegel and Berns vest over a three year period as follows: one-third on April 21, 2016, and the remaining two-thirds in equal monthly installments over the 24 months following April 21, 2016.

(6)

The grant date fair value of restricted stock was based on the closing price of Patterson-UTI Common Stock on the date of grant, which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FASB ASC Topic 718. The grant date fair value of stock options was determined using the Black-Scholes option pricing model, which is consistent with the valuation used by

Patterson-UTI for the recognition of compensation expense under FASB ASC Topic 718, with assumptions that are more fully described in Note 10 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The grant date fair value of performance unit awards was determined based on a Monte-Carlo simulation model, which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FASB ASC Topic 718.

The following table sets forth information concerning outstanding equity awards at December 31, 2015 for the Named Executive Officers:

Outstanding Equity Awards

at Fiscal Year-End

Name	Option Awards					Stock Awards
						Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date
	Exercisable	Unexercisable
William Andrew Hendricks, Jr.	100,000	—		$17.27	04/01/22	112,117	(3)	$1,690,724	170,100	(4)	$2,565,108
	25,000	—		$15.82	09/30/22
	153,334	19,166	(5)	$22.88	04/21/23
	65,416	52,334	(6)	$33.10	04/21/24
	—	257,000	(7)	$20.33	04/20/25
John E. Vollmer III	125,000	—		$28.16	07/31/16	69,777	(8)	$1,052,237	109,100	(9)	$1,645,228
	150,000	—		$24.17	04/22/17
	119,000	—		$29.31	04/24/18
	175,000	—		$13.17	04/27/19
	177,500	—		$14.83	04/26/20
	69,000	—		$31.20	04/25/21
	160,000	—		$16.20	04/23/22
	102,222	12,778	(5)	$22.88	04/21/23
	43,611	34,889	(6)	$33.10	04/21/24
	—	154,200	(7)	$20.33	04/20/25
Mark S. Siegel	250,000	—		$28.16	07/31/16	109,856	(10)	$1,656,628	192,800	(11)	$2,907,424
	300,000	—		$24.17	04/22/17
	238,000	—		$29.31	04/24/18
	350,000	—		$13.17	04/27/19
	355,000	—		$14.83	04/26/20
	138,000	—		$31.20	04/25/21
	320,000	—		$16.20	04/23/22
	204,444	25,556	(5)	$22.88	04/21/23
	87,222	69,778	(6)	$33.10	04/21/24
	—	205,600	(7)	$20.33	04/20/25
Kenneth N. Berns	125,000	—		$28.16	07/31/16	69,777	(8)	$1,052,237	109,100	(9)	$1,645,228
	150,000	—		$24.17	04/22/17
	119,000	—		$29.31	04/24/18
	175,000	—		$13.17	04/27/19
	177,500	—		$14.83	04/26/20
	69,000	—		$31.20	04/25/21
	160,000	—		$16.20	04/23/22
	102,222	12,778	(5)	$22.88	04/21/23
	43,611	34,889	(6)	$33.10	04/21/24
	—	154,200	(7)	$20.33	04/20/25
James M. Holcomb	—	—		—	—	68,867	(12)	$1,038,514	—		—

(1)	Based on the closing price of Patterson-UTI Common Stock on December 31, 2015 of $15.08 per share.

(2)

As of December 31, 2015, performance unit awards had been granted to Messrs. Hendricks, Vollmer, Siegel and Berns. The 2013 performance unit awards were granted on April 22, 2013 and provide for an award of shares of Patterson-UTI common stock to the recipient based on Patterson-UTI’s total shareholder return compared to our peer group of companies for the performance period from April 1, 2013 through March 31, 2016. The 2014 performance unit awards were granted on April 22, 2014 and provide for an award of shares of Patterson-UTI common stock to the recipient based on Patterson-UTI’s total shareholder return compared to our peer group of companies for the performance period from April 1, 2014 through March 31, 2017. The 2015 performance unit awards were granted on April 21, 2015 and provide for an award of shares of Patterson-UTI common stock to the recipient based on Patterson-UTI’s total shareholder return compared to our peer group of companies for the performance period from April 1, 2015 through March 31, 2018. All performance unit awards provide for a target payout based on a target level of total shareholder return compared to the peer group. The amounts presented in this column represent the target payout under the performance unit awards. Based on Patterson-UTI’s total shareholder return during the performance period, the recipients could receive a number of shares ranging from no shares to two times the target number of shares. There is no payout unless total shareholder return is positive for the performance period and, when compared to our peer group, is at or above the 25th percentile; except, that with respect to the 2013 performance unit awards, if during the two year period ending March 31, 2018, the Company’s total shareholder return for any 30 consecutive day period equals or exceeds 18% on an annualized basis from April 1, 2013 through the end of such 30 consecutive day period, then share issuances, if any, will be made based on the Company’s total shareholder return relative to the peer group as of March 31, 2016.

(3)	These shares of restricted stock vest as follows: 9,584 shares in equal monthly installments from January 22, 2016 through April 22, 2016; 28,333 shares in equal monthly installments from January 22, 2016 through April 22, 2017; 24,733 shares on April 21, 2016 and 49,467 shares in equal monthly installments from May 21, 2016 through April 21, 2018.

(4)	Amount includes 64,500 shares related to the 2013 performance unit award, 42,000 shares related to the 2014 performance unit award and 63,600 shares related to the 2015 performance unit award.

(5)	These options vest in equal monthly installments from January 22, 2016 through April 22, 2016.

(6)	These options vest in equal monthly installments from January 22, 2016 through April 22, 2017.

(7)	These options vest as follows: one-third on April 21, 2016 and the remainder in equal monthly installments over the 24 months following April 21, 2016.

(8)	These shares of restricted stock vest as follows: 6,389 shares in equal monthly installments from January 22, 2016 through April 22, 2016; 18,888 shares in equal monthly installments from January 22, 2016 through April 22, 2017; 14,833 shares on April 21, 2016 and 29,667 shares in equal monthly installments from May 21, 2016 through April 21, 2018.
(9)	Amount includes 43,000 shares related to the 2013 performance unit award, 28,000 shares related to the 2014 performance unit award and 38,100 shares related to the 2015 performance unit award.

(10)	These shares of restricted stock vest as follows: 12,778 shares in equal monthly installments from January 22, 2016 through April 22, 2016; 37,778 shares in equal monthly installments from January 22, 2016 through April 22, 2017; 19,766 shares on April 21, 2016 and 39,534 shares in equal monthly installments from May 21, 2016 through April 21, 2018.

(11)	Amount includes 86,000 shares related to the 2013 performance unit award, 56,000 shares related to the 2014 performance unit award and 50,800 shares related to the 2015 performance unit award.

(12)	These shares of restricted stock vest as follows: 34,433 shares on June 9, 2016; 22,434 shares on June 9, 2017 and 12,000 shares on June 9, 2018.

The following table sets forth information concerning option exercises and stock awards vested during the fiscal year ended December 31, 2015 for the Named Executive Officers:

OPTION EXERCISES AND STOCK VESTED

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
William Andrew Hendricks, Jr.	—	$—	97,501	$1,872,428
John E. Vollmer III	—	$—	144,112	$2,827,474
Mark S. Siegel	—	$—	288,222	$5,654,917
Kenneth N. Berns	—	$—	144,112	$2,827,474
James M. Holcomb	—	$—	33,267	$693,617

(1)	Value realized on vesting is based on the closing price of Patterson-UTI common stock on the day the respective shares vested; provided that if the stock market was closed on the day the respective shares vested, the value realized on vesting is based on the closing price of Patterson-UTI common stock on the day immediately prior to the day the respective shares vested.

NO PENSION BENEFITS OR NONQUALIFIED DEFERRED COMPENSATION

Patterson-UTI does not provide any pension benefits for any of the Named Executive Officers. None of the Named Executive Officers had any items of nonqualified deferred compensation during 2015. As a result, tables with respect to pension benefits and nonqualified deferred compensation have not been provided.

DIRECTOR COMPENSATION

The following table sets forth information concerning compensation for the fiscal year ended December 31, 2015 with respect to the directors of Patterson-UTI who are not executive officers:

DIRECTOR COMPENSATION TABLE

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)		Option awards ($)(2)		All other compensation ($)	Total ($)
Charles O. Buckner	$60,000	$49,770		$47,196		$—	$156,966
Michael W. Conlon	$45,000	$49,770		$47,196		$—	$141,966
Curtis W. Huff	$75,000	$49,770		$47,196		$—	$171,966
Terry H. Hunt	$60,000	$49,770		$47,196		$—	$156,966
Cloyce A. Talbott	$12,056	$49,770	(3)	$47,196	(3)	$—	$109,022
Tiffany J. Thom	$45,000	$49,770		$47,196		$—	$141,966

(1)	Amounts set forth represent the fair value at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to restricted stock awarded to the directors in the fiscal year ended December 31, 2015. For additional information related to the assumptions used and valuation of restricted stock, see Note 10 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Messrs. Buckner, Conlon, Huff, Hunt and Talbott and Ms. Thom each received an award of 3,000 shares of restricted stock on January 1, 2015 with a market value of $16.59 per share. The shares awarded to Messrs. Buckner, Conlon, Huff and Hunt and Ms. Thom fully vested on January 1, 2016. As of December 31, 2015, Messrs. Buckner, Conlon, Huff and Hunt and Ms. Thom each held 3,000 unvested shares of restricted stock.

(2)	Amounts set forth represent the fair value at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to stock options awarded to the directors in the fiscal year ended December 31, 2015. For additional information related to the assumptions used in connection with the valuation of stock options using the Black-Scholes-Merton option pricing model, see Note 10 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Messrs. Buckner, Conlon, Huff, Hunt and Talbott and Ms. Thom each received options to purchase 10,000 shares of stock on January 1, 2015 with a fair value of $4.72 per share. The options awarded to Messrs. Buckner, Conlon, Huff and Hunt and Ms. Thom fully vested on January 1, 2016. As of December 31, 2015, Messrs. Buckner, Conlon, Huff and Hunt and Ms. Thom held the following options to purchase shares of Common Stock:

	Number of Securities Underlying Unexercised Options (#)
Name	Exercisable	Unexercisable	Total
Charles O. Buckner	70,000	10,000	80,000
Michael W. Conlon	30,000	10,000	40,000
Curtis W. Huff	90,000	10,000	100,000
Terry H. Hunt	90,000	10,000	100,000
Tiffany J. Thom	10,000	10,000	20,000

(3)	The shares and stock options awarded to Mr. Talbott were forfeited when he retired as a director on June 4, 2015.

Directors who are also employees of Patterson-UTI do not receive compensation for serving as a director or as a member of a committee of the Board of Directors. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with serving as a member of the Board of Directors. Each non-employee director receives annual cash compensation of $35,000 and (i) 3,000 shares of restricted stock subject to one-year vesting (subject to acceleration in certain limited situations, including a change of control) and (ii) an option to purchase 10,000 shares of Common Stock at an exercise price equal to the closing price of Common Stock on the grant date. The option has a 10-year term, vests after one-year (subject to acceleration in certain limited situations, including a change of control) and contains a right to exercise for three years following cessation of the holder as a director (but not beyond the 10-year term). Each non-employee director that serves on the Audit Committee or the Compensation Committee receives additional annual cash compensation of $10,000 per committee on which he or she serves, with the chairman of each such committee receiving $15,000. The Lead Director receives additional annual cash compensation of $20,000.

EMPLOYMENT-RELATED AGREEMENTS

Change in Control

Patterson-UTI has entered into change in control agreements with Messrs. Siegel, Hendricks, Berns and Vollmer (each agreement, a “CIC Agreement” and collectively, the “CIC Agreements”; and each individual, an “Employee” and collectively, the “Employees”). The CIC Agreements were entered into to protect the Employees should a change in control occur, thereby encouraging the Employee to remain in the employ of Patterson-UTI and not be distracted from the performance of his duties to Patterson-UTI by the possibility of a change in control.

In the event of a change in control of Patterson-UTI in which an Employee’s employment is terminated by Patterson-UTI other than for cause or by the Employee for good reason, the terms of the CIC Agreements would entitle the Employee to, among other things:

•	a bonus payment equal to the highest annual bonus paid after the CIC Agreement was entered into (such bonus payment prorated for the portion of the fiscal year preceding the termination date),

•	a payment equal to 2.5 times (in the case of Messrs. Siegel and Hendricks) or 2.0 times (in the case of Messrs. Berns and Vollmer) the sum of (i) the highest annual salary in effect for such Employee during the term of the CIC Agreement and (ii) the average of the three annual bonuses earned by the Employee for the three fiscal years preceding the termination date, and

•	continued coverage under Patterson-UTI’s welfare plans for up to three years (in the case of Messrs. Siegel and Hendricks) or two years (in the case of Messrs. Berns and Vollmer).

The CIC Agreements with Messrs. Vollmer, Siegel and Berns contain a tax gross-up for the excise tax imposed on parachute payments, which were customary when these agreements were entered into more than ten years ago. While the Compensation Committee believes the tax gross-up provision is a valuable tool for executive retention, the Compensation Committee recognizes that tax gross-up provisions may no longer be viewed as customary. Going forward, the Compensation Committee does not plan to provide tax gross-ups in connection with compensation arrangements, and the CIC Agreement entered into in April 2012 with Mr. Hendricks does not include a tax gross-up provision.

A “change in control” is principally defined by the CIC Agreement as:

•	an acquisition by any individual, entity or group of beneficial ownership of 35% or more of either Patterson-UTI’s then outstanding Common Stock or the combined voting power of the then outstanding voting securities of Patterson-UTI entitled to vote in the election of directors,

•	a change occurs in which the members of the Board of Directors as of the date of the CIC Agreement cease to constitute at least a majority of Patterson-UTI’s Board of Directors unless that change occurs through a vote of at least a majority of the incumbent members of the Board of Directors, or

•	a change in the beneficial ownership of Patterson-UTI following consummation of a reorganization, merger, consolidation, sale of Patterson-UTI or any subsidiary of Patterson-UTI or a disposition of all or substantially all of the assets of Patterson-UTI, in which the beneficial owners immediately prior to the transaction own 65% or less of outstanding common stock of the newly combined or merged entity.

The CIC Agreements terminate on the first to occur of:

•	the Employee’s death, disability or retirement,

•	the termination of the Employee’s employment, or

•	January 29, 2017 although, unless otherwise terminated, the CIC Agreements automatically renew for successive 12-month periods until Patterson-UTI notifies the Employee at least 90 days before the expiration of the initial term or the renewal period, as applicable, that the term will not be extended. Patterson-UTI has not provided any such notification to the Employees.

All unvested stock options and restricted stock awards held by Messrs. Siegel, Hendricks, Berns and Vollmer vest upon a change of control as defined by the underlying award agreements. Upon a change in control as defined in the underlying performance unit award grants, Messrs. Hendricks, Vollmer, Siegel and Berns would receive the target number of shares issuable thereunder. All restricted stock and performance unit awards held by Messrs. Siegel, Hendricks, Berns and Vollmer contain provisions that in the event of termination due to death or disability, the Named Executive Officer would vest in a portion of the award.

Amounts that each of the Named Executive Officers would be entitled to under the CIC Agreements (or in the case of Mr. Holcomb, his employment agreement) and other award agreements if a change in control had occurred as of December 31, 2015 and the employee’s employment was terminated by Patterson-UTI other than for cause or terminated by the employee for good reason (as defined in the CIC Agreements or in the case of Mr. Holcomb, his employment agreement, and other award agreements) are reflected in the following table:

	Cash Payments		Other Benefits
Name	Bonus Payment ($)(1)	Salary and Bonus ($)(2)	Option Awards ($)(3)	Stock Awards ($)(3)	Performance Unit Awards ($)(4)	Continued Benefits ($)(5)	Total ($)
William Andrew Hendricks, Jr	$1,912,639	$5,226,318	$—	$1,690,724	$2,565,108	$27,292	$11,422,081
John E. Vollmer III	$1,397,022	$3,263,162	$—	$1,052,237	$1,645,228	$18,195	$7,375,844
Mark S. Siegel	$2,794,044	$7,282,906	$—	$1,656,628	$2,907,424	$—	$14,641,002
Kenneth N. Berns	$1,397,022	$3,093,162	$—	$1,052,237	$1,645,228	$—	$7,187,649
James M. Holcomb(6)	$—	$325,000	$—	$—	$—	$7,243	$332,243

(1)	The assumed bonus payment is equal to the highest annual bonus paid from the time the CIC Agreements were entered into through December 31, 2015.

(2)	The assumed salary and bonus payment represents 2.5 times (in the case of Messrs. Siegel and Hendricks) or 2.0 times (in the case of Messrs. Berns and Vollmer) of the sum of the 2015 salary in effect for each employee and the average of the annual bonuses earned by each employee for 2014, 2013 and 2012. Bonus amounts earned in 2015 were not considered in this calculation as they were not determined until after December 31, 2015. In the case of Mr. Holcomb, the payment represents twelve months of his base salary as determined in accordance with his employment agreement.

(3)	Each of the option and stock award agreements for Messrs. Hendricks, Vollmer, Siegel and Berns provide that unvested options and awards will immediately vest upon a change in control. Amounts presented in the table represent the value of unvested option and stock awards using the market price of Patterson-UTI Common Stock at December 31, 2015.

(4)	Share settled performance units awarded to Messrs. Hendricks, Vollmer, Siegel and Berns in 2013, 2014 and 2015, include a provision that upon a change in control as defined in the respective award agreements, the Named Executive Officer will receive an award of shares equal to the target amount set forth in each agreement. Amounts presented in the table represent the assumed award of the target number of shares if a change in control had occurred on December 31, 2015 valued at the December 31, 2015 closing price of Patterson-UTI common stock of $15.08 per share.

(5)	Messrs. Hendricks, Vollmer and Holcomb participated in Patterson-UTI’s health and welfare plans as of December 31, 2015. The amounts presented represent Patterson-UTI’s portion of the premiums for three years in the case of Mr. Hendricks, two years in the case of Mr. Vollmer and one year in the case of Mr. Holcomb based on the rates in effect at December 31, 2015.

(6)	Patterson-UTI has entered into an employment agreement with Mr. Holcomb that provides certain benefits if his employment is terminated by Patterson-UTI other than for cause or by him for good reason.

Severance Agreements

In order to address prior severance agreements between UTI Energy Corp. and each of Messrs. Siegel, Berns and Vollmer, Patterson-UTI has entered into written letter agreements with each of these Named Executive Officers pursuant to which Patterson-UTI has agreed to pay each such person within ten days of the termination of his employment with Patterson-UTI for any reason (including voluntary termination by him), an amount in cash equal to his annual base salary at the time of such termination. Any payment made by Patterson-UTI pursuant to these letter agreements will reduce dollar for dollar any payment owed to such person, if any, pursuant to the change in control agreements discussed above.

Employment Agreement with Mr. Holcomb

In January 2012, Patterson-UTI entered into an employment agreement with Mr. Holcomb in connection with his promotion to President of Patterson-UTI Drilling Company LLC. Pursuant to his employment agreement, Patterson-UTI agreed to employ Mr. Holcomb for an initial term of three years beginning January 1, 2012 at an annualized salary of $325,000 per year, subject to any increases that may be granted in the future. The employment agreement provides that the agreement shall continue on a year to year basis unless either party notifies the other party at least 90 days before the expiration of the then-current initial term or renewal term. Mr. Holcomb agreed to restrictions regarding Patterson-UTI’s confidential information and to not compete with Patterson-UTI or solicit its employees or customers for two years following the date of termination of his employment. If during the term of the employment agreement, Mr. Holcomb’s employment is terminated due to his death or disability, by Patterson-UTI without cause or by Mr. Holcomb for good reason (as such terms are defined in the employment agreement), he will continue to receive his base salary for 12 months following the date of termination. During the 12 month period following his termination, Mr. Holcomb and his eligible dependents as of the date of termination shall continue to be covered by all medical, vision and dental plans (but not including life or disability insurance) at the same active employee premium cost as a similarly situated active employee; provided that such benefits shall cease if he becomes entitled to any group health benefits from a new employer. Receipt of such benefits is conditioned on Mr. Holcomb’s execution of a general release of claims against Patterson-UTI.

Death or Disability

All restricted stock and performance unit awards held by the Named Executive Officers provide that in the event of termination of employment due to death or disability, the holder would vest in a portion of the award. With respect to Mr. Hendricks, such a termination at December 31, 2015 would have resulted in the accelerated vesting of 18,415 shares of restricted stock with a fair value of $277,698. With respect to Messrs. Vollmer and Berns, such a termination at December 31, 2015 would have resulted in the accelerated vesting of 11,124 shares of restricted stock with a fair value of $167,750. With respect to Mr. Siegel, such a termination at December 31, 2015 would have resulted in the accelerated vesting of 15,369 shares of restricted stock with a fair value of $231,765. With respect to Mr. Holcomb, such a termination at December 31, 2015 would have resulted in the accelerated vesting of 19,289 shares of restricted stock with a fair value of $290,878. In the event of termination of employment due to death or disability, the holders of performance units would vest in the portion of the performance unit award that was earned at the time of death or disability. This payment would be determined at the end of the performance period and would equal the amount that the holder would have received at that time, pro-rated for the amount of time from the date of grant through the date of death or disability.

Indemnification Agreements

Patterson-UTI has entered into an indemnification agreement with Messrs. Hendricks, Vollmer, Siegel and Berns and each of its directors containing provisions that may require Patterson-UTI, among other things, to indemnify such executive officers and directors against liabilities that may arise by reason of their status or service as executive officers or directors (subject to certain exceptions) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

CERTAIN TRANSACTIONS

In connection with the acquisition by REMY Capital Partners III, L.P. (“REMY Capital”) of an ownership interest in UTI Energy Corp. in March 1995, REMY Capital succeeded to a registration rights agreement with UTI. As the successor-in-interest to UTI, Patterson-UTI assumed this registration rights agreement pursuant to which REMY Capital has the right to require Patterson-UTI to use its reasonable efforts to register shares held by REMY Capital under the Securities Act of 1933, as amended. In the event that such rights are exercised in connection with a primary offering proposed by Patterson-UTI (or a secondary offering with which Patterson-UTI agrees to participate), REMY Capital would bear its pro rata share of the costs of the offering, other than legal, accounting and printing costs, all of which Patterson-UTI would bear. In the event that REMY Capital elects to exercise such rights other than in connection with an offering in which Patterson-UTI participates, REMY Capital would bear all costs of the offering. These rights continue so long as REMY Capital continues to own the Common Stock that it acquired in March 1995. As of the date of this proxy statement, REMY Capital continues to hold 605,000 shares of such Common Stock.

Mr. Siegel, Chairman of the Board of Patterson-UTI, is President and sole stockholder of REMY Investors, which is the general partner of REMY Capital. Mr. Berns, a director and Senior Vice President of Patterson-UTI, is an executive of REMY Investors.

Patterson-UTI has a written policy with respect to related person transactions. In accordance with this policy, related person transactions are reviewed by the Lead Director or the chair of the Audit Committee, each of whom has full delegated authority to approve, disapprove, ratify, amend, terminate or rescind any such transaction, or direct that such transaction be submitted to the Audit Committee or the full Board of Directors for consideration. In approving or disapproving related person transactions, the relevant facts and circumstances of the related person transaction are considered, including whether such transaction is in, or not inconsistent with, the best interest of Patterson-UTI and whether, in appropriate cases, such transaction is on commercial terms at least as favorable to Patterson-UTI as would otherwise be available to or from an unrelated third party or to Patterson-UTI’s employees generally. Related person transactions generally include transactions in an amount that exceeds $50,000 between Patterson-UTI or any of its subsidiaries and an executive officer, a director (or nominee to become director), an immediate family member of any of the foregoing or any entity in which any of the foregoing has a 10% or greater beneficial ownership interest or in which they are an executive officer, general partner, principal or engaged in a similar position. Certain related person transactions have been pre-approved under the terms of the policy, including, subject to certain exceptions and limitations, the sale to or purchase from Patterson-UTI of goods and services by entities related to directors in the ordinary course of business that are immaterial to Patterson-UTI and with respect to which the director has no direct economic interest or decision making authority.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 11, 2016, the stock ownership of (i) the Named Executive Officers, directors and Board nominees, individually, (ii) all directors, Board nominees and executive officers as a group and (iii) each person known by Patterson-UTI to be the beneficial owner of more than 5% of Common Stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Beneficial Owners of more than 5% of Patterson-UTI’s Common Stock:
Wellington Management Group LLP.	15,444,260	(1)	10.5%
BlackRock, Inc.	11,124,316	(2)	7.6%
The Vanguard Group	10,383,831	(3)	7.1%
Dimensional Fund Advisors LP	8,566,543	(4)	5.8%
Directors and Named Executive Officers:
William Andrew Hendricks, Jr.	733,565	(5)	*
John E. Vollmer III	2,030,696	(6)	1.4%
Mark S. Siegel	3,927,717	(7)	2.6%
Kenneth N. Berns	1,690,118	(8)	1.1%
James M. Holcomb.	232,252	(9)	*
Charles O. Buckner	110,000	(10)	*
Michael W. Conlon	61,000	(11)	*
Curtis W. Huff	153,880	(12)	*
Terry H. Hunt	131,000	(13)	*
Tiffany J. Thom.	29,000	(14)	*
All directors and executive officers as a group (11 persons)	9,272,008	(15)	6.1%

*	indicates less than 1.0%

(1)	Based solely on a Schedule 13G/A filed by Wellington Management Group LLP (“Wellington Management”) with the SEC on February 11, 2016. According to the report, Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 15,444,260 shares that are held of record by clients of Wellington Management. Wellington Management has shared power to vote or to direct the vote of 6,587,220 shares and shared power to dispose or to direct the disposition of 15,444,260 shares. The address of the principal business office of Wellington Management is 280 Congress Street, Boston, Massachusetts 02210.

(2)	Based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 27, 2016. According to the report, BlackRock, Inc. has sole voting power with respect to 10,576,599 shares and sole dispositive power with respect to 11,124,316 shares. The address of the principal business office of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(3)	Based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 11, 2016. According to the report, The Vanguard Group has sole voting power with respect to 105,502 shares, sole dispositive power with respect to 10,279,429 shares and shared dispositive power with respect to 104,402 shares. The address of the principal business office of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)	Based solely on a Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 9, 2016. According to the report, Dimensional Fund Advisors LP has sole voting power with respect to 8,359,429 shares and sole dispositive power with respect to 8,566,543 shares. The address of the principal business office of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)	Includes shares underlying stock options held by Mr. Hendricks that are presently exercisable or become exercisable within 60 days to purchase 472,075 shares. Does not include 200,175 shares underlying stock options held by Mr. Hendricks that are not presently exercisable and will not become exercisable within 60 days. Includes 99,616 shares of unvested restricted Common Stock held by Mr. Hendricks, over which he presently has voting power.

(6)	Includes shares underlying stock options held by Mr. Vollmer that are presently exercisable or become exercisable within 60 days to purchase 1,200,696 shares. Does not include 122,504 shares underlying stock options held by Mr. Vollmer that are not presently exercisable and will not become exercisable within 60 days. Includes 61,445 shares of unvested restricted Common Stock held by Mr. Vollmer, over which he presently has voting power. The Common Stock beneficially owned by Mr. Vollmer includes 200,000 shares held in trusts for which he is a trustee.

(7)	Mr. Siegel is the President and sole stockholder of REMY Investors, which is the general partner of REMY Capital Partners III, L.P. (“REMY Capital”). The Common Stock beneficially owned by Mr. Siegel includes 605,000 shares of Common Stock owned by REMY Capital. The Common Stock beneficially owned by Mr. Siegel also includes stock options held by Mr. Siegel that are presently exercisable or become exercisable within 60 days to purchase 2,364,271 shares. Does not include 179,329 shares underlying stock options held by Mr. Siegel that are not presently exercisable and will not become exercisable within 60 days. Includes 93,190 shares of unvested restricted Common Stock held by Mr. Siegel, over which he presently has voting power. The Common Stock beneficially owned by Mr. Siegel includes 49,900 shares held in trusts for which he is the trustee.

(8)	Includes shares underlying stock options held by Mr. Berns that are presently exercisable or become exercisable within 60 days to purchase 1,200,696 shares. Does not include 122,504 shares underlying stock options held by Mr. Berns that are not presently exercisable and will not become exercisable within 60 days. Includes 61,445 shares of unvested restricted Common Stock held by Mr. Berns, over which he presently has voting power. The Common Stock beneficially owned by Mr. Berns includes 140,000 shares held in trusts for which he is the trustee. Does not include shares of Common Stock beneficially owned by REMY Investors. Mr. Berns disclaims beneficial ownership of such shares beneficially owned by REMY Investors.

(9)	Includes 68,867 shares of unvested restricted Common Stock held by Mr. Holcomb, over which he presently has voting power.

(10)	Includes shares underlying presently exercisable stock options held by Mr. Buckner to purchase 80,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Buckner that are not presently exercisable and will not become exercisable within 60 days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Buckner, over which he presently has voting power. The Common Stock beneficially owned by Mr. Buckner includes 27,000 shares held by CDT Investments, LP, a limited partnership for which he is the sole member of the sole general partner.

(11)	Includes shares underlying presently exercisable stock options held by Mr. Conlon to purchase 40,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Conlon that are not presently exercisable and will not become exercisable within 60 days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Conlon, over which he presently has voting power.

(12)	Includes shares underlying presently exercisable stock options held by Mr. Huff to purchase 90,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Huff that are not presently exercisable and will not become exercisable within 60 days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Huff, over which he presently has voting power.

(13)	Includes shares underlying presently exercisable stock options held by Mr. Hunt to purchase 90,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Hunt that are not presently exercisable and will not become exercisable within 60 days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Hunt, over which he presently has voting power.

(14)	Includes shares underlying presently exercisable stock options held by Ms. Thom to purchase 20,000 shares. Does not include 10,000 shares underlying stock options held by Ms. Thom that are not presently exercisable and will not become exercisable within 60 days. Includes 3,000 shares of unvested restricted Common Stock held by Ms. Thom, over which she presently has voting power.

(15)	Includes shares underlying stock options, which are presently exercisable or become exercisable within 60 days, to purchase 5,572,738 shares of Common Stock. Does not include shares underlying stock options to purchase 674,512 shares held by such individuals that are not presently exercisable and will not become exercisable within 60 days. Includes an aggregate of 468,430 shares of unvested restricted Common Stock held by certain directors and executive officers, over which they presently have voting power.

Except as stated herein, each stockholder has sole voting and investment power with respect to Common Stock included in the above table. There are no arrangements known to Patterson-UTI which may result in a change in control. The business address of each of our directors and officers is 450 Gears Road, Suite 500, Houston, Texas 77067.

Equity Compensation Plan Information

Equity compensation plan information as of December 31, 2015 follows:

	Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	6,307,250	$21.68	4,018,824
Equity compensation plans not approved by security holders	—	$—	—

Total	6,307,250	$21.68	4,018,824

(1)	The 2014 LTIP provides for awards of incentive stock options, non-incentive stock options, tandem and freestanding stock appreciation rights, restricted stock awards, other stock unit awards, performance share awards, performance unit awards and dividend equivalents to key employees (as defined in the 2014 LTIP), officers and directors, which are subject to certain vesting and forfeiture provisions. All options are granted with an exercise price equal to or greater than the fair market value of the common stock at the time of grant. The vesting schedule and term are set by the Compensation Committee of the Board of Directors, except that the Board has the same power as the Compensation Committee with respect to awards to directors. All securities remaining available for future issuance under equity compensation plans approved by security holders in column (c) are available under this plan. In addition to the 2014 LTIP, this Plan category also includes the 2005 LTIP. In connection with the approval of the 2014 LTIP, the Board of Directors approved a resolution that no further options, restricted stock or other awards would be granted under any equity compensation plan, other than the 2014 LTIP. Options granted under the 2005 LTIP typically vested over one year for non-employee directors and three years for employees. All options were granted with an exercise price equal to the fair market value of the related common stock at the time of grant.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Patterson-UTI filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Patterson-UTI specifically incorporates this report by reference therein.

The Audit Committee members are Messrs. Buckner (chairman), Huff and Hunt and Ms. Thom, each of whom is independent within the meaning of applicable rules under the Exchange Act and within the meaning of the Nasdaq listing standards. The Board has determined that Messrs. Buckner and Huff and Ms. Thom are “audit committee financial experts” within the meaning of applicable SEC rules.

The Audit Committee oversees management’s conduct of Patterson-UTI’s accounting and financial reporting process, including review of: (i) financial reports and other financial information provided by Patterson-UTI to the public and government/regulatory bodies, (ii) Patterson-UTI’s system of internal control over financial reporting, and (iii) the annual independent audit of Patterson-UTI’s consolidated financial statements and internal control over financial reporting.

The Audit Committee’s role is one of review, and it recognizes that Patterson-UTI’s management is responsible for preparing Patterson-UTI’s consolidated financial statements and the independent auditors are responsible for auditing those financial statements. In fulfilling its review and oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in Patterson-UTI’s Annual Report on Form 10-K for the year ended December 31, 2015, including a discussion of the quality, not just the acceptability, of the accounting principles used, the reasonableness of significant judgments made by management, and the clarity of disclosures provided in the financial statements. The Audit Committee also discussed with management the basis for their assertion that Patterson-UTI maintained effective internal control over financial reporting as of December 31, 2015.

The Audit Committee discussed with Patterson-UTI’s independent registered public accounting firm (PricewaterhouseCoopers LLP) the overall scope and plans for their integrated audit. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their integrated audit, their evaluation of Patterson-UTI’s internal control over financial reporting and the overall quality of Patterson-UTI’s financial reporting. The Audit Committee also reviewed with PricewaterhouseCoopers LLP their judgments as to the quality, not just the acceptability, of Patterson-UTI’s accounting principles and discussed such other matters as are required by Auditing Standard 16.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board regarding their independence, and their communications with the Audit Committee concerning independence.

Taking the foregoing into consideration, the undersigned Audit Committee members recommended to the Board of Directors that the Board approve the inclusion of Patterson-UTI’s audited financial statements and management’s report on internal control over financial reporting in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Audit Committee of the Board of Directors:

Charles O. Buckner, Chairman

Curtis W. Huff

Terry H. Hunt

Tiffany J. Thom

PricewaterhouseCoopers LLP Fees for Fiscal Years 2015 and 2014

In 2015 and 2014, Patterson-UTI and its subsidiaries incurred fees for services provided by PricewaterhouseCoopers LLP.

Description	Fees Incurred in Fiscal Year 2015	Fees Incurred in Fiscal Year 2014
Audit fees	$1,658,800	$1,556,000
Audit-related fees	36,000	—
Tax fees	40,000	40,000
All other fees	1,919	1,919

Total	$1,736,719	$1,597,919

The Audit Committee appoints the independent registered public accounting firm. The Audit Committee or Mr. Buckner, as Chairman of the Audit Committee, approves all other engagements of the independent registered public accounting firm in advance. In the event Mr. Buckner approves any such engagement, he discusses such approval with the Audit Committee at its next meeting.

“Audit fees” relate to audit services of PricewaterhouseCoopers LLP for fiscal 2015 and 2014 consisting of the integrated audit of Patterson-UTI’s consolidated financial statements and internal control over financial reporting, and quarterly reviews of Patterson-UTI’s interim financial statements. “Audit-related fees” relate to the performance of certain agreed-upon procedures in connection with a bid for prospective work. “Tax fees” include federal, state, local and foreign tax compliance and related matters. “All other fees” consists of an annual subscription fee to a software product. The Audit Committee or Mr. Buckner, as Chairman of the Audit Committee, approved in advance all of the services described above.

The Audit Committee has discussed the non-audit services provided by PricewaterhouseCoopers LLP and the related fees and has considered whether those services and fees are compatible with maintaining auditor independence. The Audit Committee determined that such non-audit services were consistent with the independence of PricewaterhouseCoopers LLP.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Patterson-UTI’s officers and directors and persons who own more than 10 percent of a registered class of Patterson-UTI’s equity securities, to file reports of ownership and changes in ownership with the SEC. Each of these persons is required by SEC regulation to furnish Patterson-UTI with copies of Section 16(a) filings. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Patterson-UTI during 2015 and Forms 5 and amendments thereto furnished to Patterson-UTI with respect to 2015, or a written representation from the reporting person that no Form 5 is required, all filings required to be made by such officers, directors, and beneficial owners of more than 10 percent of a registered class of Patterson-UTI’s common stock were timely made.

Other Business

As of the date of this proxy statement, management of Patterson-UTI was not aware of any matter to be presented at the Meeting other than as set forth herein. If any other matters are properly brought before the Meeting, however, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

Stockholder Proposals for 2017 Annual Meeting

Proposals or Director Nominations for Inclusion in the Proxy Statement.    Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals or director nominations for inclusion in Patterson-UTI’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals or director nominations to Patterson-UTI in a timely manner. In order to be included in Patterson-UTI’s proxy statement for the 2017 annual meeting of stockholders, proposals or director nominations from stockholders must be received by Patterson-UTI no later than December 18, 2016, and must otherwise comply with the requirements of Rule 14a-8.

Proposals or Director Nominations not Included in the Proxy Statement.    In addition, Patterson-UTI’s bylaws establish an advance notice procedure with regard to stockholder proposals and director nominations not included in Patterson-UTI’s proxy statement. For director nominations not included in Patterson-UTI’s proxy statement, please refer to “Election of Directors – Meetings and Committees of the Board of Directors.” For stockholder proposals to be properly brought before the 2016 annual meeting, by a stockholder, the stockholder must be a stockholder of record on the date of the giving of the notice provided for below and on the record date for the determination of stockholders entitled to vote at such annual meeting and must give timely notice of such business in writing to the Secretary of Patterson-UTI. To be timely with respect to the 2017 annual meeting, a stockholder’s notice must be delivered to or mailed and received at Patterson-UTI’s principal executive offices not earlier than February 4, 2017 and not later than March 2, 2017; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after June 2, 2017, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the annual meeting date was made, whichever occurs first.

A stockholder’s notice to the Secretary of Patterson-UTI shall set forth:

•	a brief description of each matter desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

•	the name and record address of the stockholder proposing such business,

•	the class and number of shares of Patterson-UTI that are beneficially owned by the stockholder,

•	any material interest of the stockholder in such business, and

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the annual meeting.

Patterson-UTI reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Annual Report

A copy of Patterson-UTI’s annual report on Form 10-K accompanies this proxy statement only if you have requested that a copy of this proxy statement be mailed to you. The annual report on Form 10-K also is available electronically by following the instructions in the Notice. The annual report on Form 10-K is not incorporated into this proxy statement and is not considered proxy-soliciting material.

A copy of the annual report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits, may be obtained by stockholders without charge by written request to the Secretary of Patterson-UTI at 450 Gears Road, Suite 500, Houston, Texas 77067 or by accessing it on Patterson-UTI’s website at www.patenergy.com in the investors section under the “Financial Reports” link. Patterson-UTI will furnish the exhibits to Form 10-K upon request and upon receipt of a reproduction fee.

Delivery of Documents to Stockholders Sharing an Address

The SEC’s rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses and other disclosure documents to two or more stockholders sharing the same address, subject to certain conditions. These rules are intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. If instructions for separate delivery have been received from any stockholder, Patterson-UTI will deliver promptly separate copies of the relevant disclosure materials. Similarly, if multiple copies of disclosure materials are being delivered to a single address, stockholders can request a single copy for future deliveries. Written requests should be submitted to the Secretary of Patterson-UTI at 450 Gears Road, Suite 500, Houston, Texas 77067. Requests may also be made by calling Investor Relations at (281) 765-7100.

PATTERSON-UTI ENERGY, INC. 450 GEARS ROAD, SUITE 500 HOUSTON, TX 77067

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees
01	Mark S. Siegel 02 Kenneth N. Berns 03 Charles O. Buckner 04 Michael W. Conlon 05 Curtis W. Huff
06	Terry H. Hunt 07 Tiffany J. Thom
The Board of Directors recommends you vote FOR proposals 2. and 3.							For	Against	Abstain
2.	Approval of an advisory resolution on Patterson-UTI’s compensation of its named executive officers.						☐	☐	☐
3.	Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2016.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com

PATTERSON-UTI ENERGY, INC.

Annual Meeting of Stockholders

June 2, 2016 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned stockholder of Patterson-UTI Energy, Inc. (the “Company”) hereby appoints Mark S. Siegel, William Andrew Hendricks, Jr. and John E. Vollmer III, and each of them, proxies to the undersigned, each with full power to act without the other and with full power of substitution, to vote all of the shares which the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held Thursday, June 2, 2016, at 10:00 a.m., local time, at the Hyatt North Houston Hotel, 425 N. Sam Houston Parkway East, Houston, Texas 77060, and at any and all adjournments or postponements thereof, with the same force and effect as if the undersigned were personally present.

The undersigned hereby instructs the above-named proxies to vote the shares represented by this proxy in the manner as directed for the undersigned on the reverse side of this proxy card. If no directions are made, the proxies will vote “FOR” the nominees for directors, “FOR” the approval of the advisory resolution on executive compensation, and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as set forth on the reverse side. If any other matter should be presented properly, this proxy will be voted in accordance with the discretion of the above-named proxies.

Continued and to be marked, dated and signed on reverse side